UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Strategic Hotels & Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

April 10, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation, which will be held at 10:00 a.m., Central Time, on Thursday, May 21, 2015, at the InterContinental Chicago Magnificent Mile, 505 North Michigan Avenue, Chicago, Illinois 60611. At the annual meeting, stockholders will be asked to (i) elect directors, (ii) approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2015 annual meeting of stockholders, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015, (iv) consider and vote on a non-binding stockholder proposal, if properly presented at the meeting, and (v) act upon such other business as may properly come before the meeting or any postponement or adjournment thereof, all as described in the attached notice of annual meeting of stockholders and proxy statement.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing our proxy materials. On or about April 10, 2015, we will mail to our stockholders a Notice of Meeting and of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2014 annual report and authorize your proxy electronically via the internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether you own a few shares or many, and whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. We urge you to authorize your proxy electronically via the internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

Raymond L. Gellein, Jr.
Chairman of the Board

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2015

To our Stockholders:

The annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), will be held at the InterContinental Chicago Magnificent Mile, 505 North Michigan Avenue, Chicago, Illinois 60611 on Thursday, May 21, 2015, at 10:00 a.m., Central Time, for the following purposes:

1) To elect nine directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify;

2) To consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2015 annual meeting of stockholders;

3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

4) To consider and vote upon a proposal to approve, on a non-binding advisory basis, a stockholder proposal, if properly presented at the meeting; and

5) To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 16, 2015, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

Our Board of Directors believes that an affirmative vote for each of the nominees named in Proposal 1, and for each of Proposals 2 and 3 is in the best interests of the Company and its stockholders. Therefore, our Board of Directors unanimously recommends voting FOR each of the nominees named in Proposal 1, and for each of Proposals 2 and 3.

The Board of Directors also believes that Proposal 4 is not in the best interests of the Company or its stockholders. Therefore, the Board of Directors unanimously recommends voting AGAINST Proposal 4.

Whether or not you expect to be present at the meeting, we urge you to authorize your proxy electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 21, 2015, which we refer to as the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Paula C. Maggio Secretary

Chicago, Illinois

April 10, 2015

STRATEGIC HOTELS & RESORTS, INC.

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

PROXY STATEMENT

FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2015

This proxy statement is being furnished by and on behalf of the Board of Directors, which we refer to as our Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, which we refer to as Strategic or the Company, in connection with the solicitation of proxies to be voted at Strategic’s 2015 annual meeting of stockholders. The date, time and place of the annual meeting are:

Date:	May 21, 2015
Time:	10:00 a.m., Central Time
Place:	InterContinental Chicago Magnificent Mile
505 North Michigan Avenue, Chicago, Illinois 60611

At the annual meeting, stockholders will be asked to:

•	Elect nine directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify, which we refer to as Proposal 1;

•	Consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described herein, which we refer to as Proposal 2;

•

Consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, which we refer to as Proposal 3;

•	Consider and vote upon a proposal to approve, on a non-binding advisory basis, a stockholder proposal, if properly presented at the meeting, which we refer to as Proposal 4; and

•	Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Our principal offices are located at 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, and our telephone number is (312) 658-5000.

The Notice, this proxy statement and the enclosed proxy card, and our 2014 annual report will be available on April 10, 2015 to stockholders of record as of the close of business on March 16, 2015.

GENERAL INFORMATION ABOUT THE MEETING

In this section of the proxy statement, we answer some common questions regarding the annual meeting and the voting of shares at the annual meeting.

Where and when will the annual meeting be held?

The date, time and place of the annual meeting is:

May 21, 2015

10:00 a.m. (Central Time)

InterContinental Chicago Magnificent Mile

505 North Michigan Avenue

Chicago, Illinois 60611

Why did you send me a notice regarding the internet availability of proxy materials?

We sent you a notice regarding the internet availability of proxy materials, which we refer to as the Notice, because we are holding our 2015 annual meeting of stockholders and our Board is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. You do not have to attend the annual meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included herein.

Why did I receive the Notice instead of a paper copy of the proxy materials?

The United States Securities and Exchange Commission, or the SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will provide notice of the annual meeting and instruct you as to how you may access and review all of the proxy materials on the internet. The Notice also instructs you as to how you may submit your proxy on the internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy by internet or by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Who may vote?

You may vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 16, 2015, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of March 16, 2015, there were a total of 275,313,504 shares of common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote authorize their proxy on the internet or telephonically, sign and return their proxy cards or attend the annual meeting. A majority of the shares of common stock entitled to vote at the annual meeting and present in person or by proxy constitutes a quorum. If you authorize your proxy on the internet or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

If you abstain or withhold votes on any proposal, your abstention or withheld votes will not be counted as votes cast and will have no effect on the result of such votes.

What is the required vote for approval?

Assuming the existence of a quorum at the annual meeting:

•	Election of Directors (Proposal 1). The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting.

However, our Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, tender his or her resignation to our Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by our Board in accordance with our corporate governance guidelines. See “Proposal 1, Election of Directors—Corporate Governance—Director Resignation Policy.”

•

Advisory, Non-Binding Approval of our Executive Compensation (Proposal 2). The affirmative vote of a majority of the votes cast at the annual meeting is required to approve on an advisory, non-binding basis, the compensation of our named executive officers.

•

Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal 3). The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

•

Advisory, Non-Binding Approval of a Stockholder Proposal, if Properly Presented at the Meeting (Proposal 4). The affirmative vote of a majority of the votes cast at the annual meeting is required to approve on an advisory, non-binding basis, a stockholder proposal, if properly presented at the meeting.

How do I vote by proxy?

Follow the instructions on the Notice to authorize a proxy to vote your shares electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in completing your voting:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on Proposal 1 (election of our directors), you can either vote “FOR” all directors or withhold your vote on all or certain directors specified by you.

•

In voting on Proposal 2 (the proposal to approve a non-binding advisory vote on the compensation of our named executive officers), Proposal 3 (the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm) and Proposal 4 (the proposal submitted by one of our stockholders, if properly presented at the annual meeting), you may abstain from voting, in which case no vote will be recorded with respect to the matter on which you abstained from voting.

•

You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all nine nominees as directors, approve on an advisory basis the compensation of our named executive officers, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 and vote against the proposal to approve, by a non-binding advisory vote, the stockholder proposal, if properly presented at the meeting.

How can I authorize my proxy or vote if I am a stockholder of record?

If you are a stockholder of record, there are four ways to vote:

By Internet. You may vote by proxy via the internet by following the instructions provided in the Notice. The internet voting system allows you to confirm that the system has properly recorded your votes. You can authorize your proxy via the internet at any time prior to 11:59 p.m. Eastern Time on Wednesday, May 20, 2015, the day before the annual meeting. If you request printed copies of the proxy materials, you will receive a proxy card that will contain instructions on how to vote via the internet.

By Telephone. You may vote by proxy via the telephone by following the instructions provided in the Notice. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. You can authorize your proxy via telephone at any time prior to 11:59 p.m. Eastern Time on Wednesday, May 20, 2015, the day before the annual meeting. If you request printed copies of the proxy materials, you will receive a proxy card that will contain instructions on how to vote via the telephone.

By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided. If you are located outside the United States, you should add the necessary postage to the enclosed envelope to assure delivery. Your executed proxy must be received by no later than 10:00 a.m. Central Time on Thursday, May 21, 2015.

At the Annual Meeting. Although we encourage you to authorize your proxy to ensure that your vote is counted, if you are a stockholder of record and wish to vote in person at the annual meeting, you may do so. If you attend the annual meeting, we will give you a ballot when you arrive.

How can I vote if my shares are held in “street name” through a broker, bank or other nominee?

If your shares are held by a broker, bank or other nominee in “street name,” you will receive instructions from them that you must follow to have your shares voted.

How can I attend the annual meeting if my shares are held in “street name”?

If you hold your shares through a broker, bank or other nominee in “street name” and vote in person at the annual meeting, you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on the record date. You must contact your broker, bank or other nominee directly, in advance of the annual meeting, to obtain a legal proxy. Even if you plan to attend the annual meeting, we encourage you to vote your shares by proxy so that your vote will be counted if you later decide not to attend the annual meeting.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: (i) the election of nine directors, (ii) the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, (iii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 and (iv) the stockholder proposal, if properly presented at the annual meeting. If other matters are properly presented at the annual meeting, the designated proxies will vote your shares at their discretion.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of the nine director nominees set forth in this proxy statement.

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described herein.

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

•	“AGAINST” the non-binding stockholder proposal, if properly presented at the meeting.

Can I change my previously authorized vote?

You may change your vote at any time prior to the vote at the annual meeting. You may revoke any proxy given at any time before it is exercised at the annual meeting by taking any of the following actions:

•	submitting a vote at a later time via the internet or telephone before the closing of those voting facilities at 11:59 p.m. Eastern Time on Wednesday, May 20, 2015;

•	delivering written notice to the Secretary of the Company by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Notices of revocation and new proxy cards may be faxed to our Secretary at (312) 659-5799 or sent by mail to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary.

If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the annual meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or the NYSE, rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NYSE rules to vote on non-routine matters. The election of directors, the non-binding, advisory vote on the compensation of our named executive officers and the non-binding, advisory vote on a stockholder proposal, if properly presented at the annual meeting, are each considered non-routine matters. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on and are called “broker non-votes.”

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for proxy solicitation?

We do. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail, or in person. None of our employees will receive any extra compensation for doing this.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish preliminary, or final results, if available, in a current report on Form 8-K within four business days after the end of the annual meeting.

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our annual report on Form 10-K for the year ended December 31, 2014, without charge, please contact: Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

There are currently nine directors on our Board. Nine nominees are proposed for election as directors at the annual meeting to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. All nine nominees currently serve on our Board.

All of our Board nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided therein to vote for the election of a substitute nominee selected by our Board, unless our Board alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our bylaws. Our Board has no reason to believe that any such nominees will be unable or unwilling to serve.

In determining the independence of our directors, our Board considered transactions, relationships and arrangements between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that Robert P. Bowen, James A. Jeffs, David W. Johnson, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant, Eugene F. Reilly and Sheli Z. Rosenberg are independent under the criteria for independence set forth in the listing standards of the NYSE, and therefore, upon the election of all nine nominees, we will continue to meet the NYSE requirement for a majority of independent directors serving on our Board.

Nominees for Election as Directors

The names, ages as of April 1, 2015, and existing positions of the nominees are as follows:

Name	Age	Office or Position Held	Director Since
Raymond L. Gellein, Jr.	67	Chairman of the Board of Directors, President and Chief Executive Officer	2009
Sheli Z. Rosenberg	73	Lead Independent Director	2012
Robert P. Bowen	73	Director	2004
James A. Jeffs	62	Director	2006
David W. Johnson	53	Director	2014
Richard D. Kincaid	53	Director	2009
Sir David M.C. Michels	68	Director	2006
William A. Prezant	68	Director	2006
Eugene F. Reilly	54	Director	2009

Raymond L. Gellein, Jr.

On November 2, 2012, Raymond L. Gellein, Jr. was appointed President and Chief Executive Officer of Strategic Hotels & Resorts, Inc. In August of 2009, Mr. Gellein joined the Board of Directors of Strategic Hotels & Resorts, Inc., and was elected Chairman of the Board in August of 2010. Previously, Mr. Gellein held the position of President, Global Development Group of Starwood Hotels & Resorts Worldwide (“Starwood”) from July, 2006 through March, 2008. In this position, Mr. Gellein had overall management responsibility for the full range of Starwood’s global real estate-related functions. Prior to serving as President, Global Development Group, Mr. Gellein served as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., the vacation ownership division of Starwood Hotels & Resorts Worldwide, Inc. from 1999 through July, 2006. Mr. Gellein served as a Director of Starwood Vacation Ownership Inc. from 1999 to 2008. Mr. Gellein was formerly Chairman and Co-Chief Executive Officer of Vistana, Inc. (“Vistana”), a public vacation ownership company acquired by Starwood in 1999. He joined Vistana in 1980 and was instrumental in leading the company’s development, the sale of the company in 1986, re-acquiring the assets of the Vistana entities from General Development Corporation in 1991 and launching a successful initial public offering of Vistana in 1997. Mr. Gellein holds an MBA in Finance, Accounting and Marketing from Northwestern University’s Kellogg School of Management (1974), as well as a Bachelor of Arts majoring in Psychology from Denison University (1969). Mr. Gellein has served as a board member of the Florida Chapter of Junior Achievement, the Roy E. Crummer Graduate School of Business at Rollins College and served as the Chairman of the American Resort Development Association (“ARDA”). Mr. Gellein is also currently serving as Chair Emeritus to the ARDA board. Mr. Gellein serves on the Board of Directors of Marriott Vacations Worldwide. He also currently serves as Vice-Chairman and Treasurer of the Board of Directors of the Mind and Life Institute headquartered in Amherst, Massachusetts.

We believe Mr. Gellein’s qualifications to sit on our Board include his current role as the Company’s Chief Executive Officer and his extensive experience as a Chief Executive Officer of a publicly-traded hospitality company and as a senior executive of a major multi-national publicly-traded lodging company.

Robert P. Bowen

Robert P. Bowen retired as a Partner of Arthur Andersen LLP in 1999. From 1980 to 1998, he was Partner-in-Charge of the audit practice of Arthur Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality and entertainment industry and was a member of Arthur Andersen’s worldwide hospitality industry team. Mr. Bowen joined Arthur Andersen in 1968 after receiving his MBA degree from Emory University. Mr. Bowen served as a Director of Gaylord Entertainment Company from 2003 to 2007, and as a Director of Equity Inns, Inc. from 2004 to 2007.

We believe Mr. Bowen’s qualifications to sit on our Board include his extensive financial experience with public companies and financial accounting matters relating to hospitality companies.

James A. Jeffs

James A. Jeffs has served since 1994 as Managing Director and Chief Investment Officer of The Whittier Trust Company, a $9 billion trust and investment management company headquartered in South Pasadena, California and as a Director since 2012. He is a Director of Primexx Operating Corporation, a Dallas, Texas based oil and gas exploration and production company and Satco, Inc. Mr. Jeffs has served as the Director and Executive Co-Chairman of Max Petroleum plc, an independent oil and gas exploration company, listed on both the London Stock Exchange and the Frankfurt Stock Exchange since October, 2005. He was the former Chairman of the Board of Directors of Whittier Energy Corporation, an oil and gas exploration and production company headquartered in Houston, Texas and listed on the NASDAQ. Previously, Mr. Jeffs was Chairman of the Board, Co-Chairman and Chief Executive Officer of Chaparral Resources, Inc. He was Chief Investment Officer and Senior Vice President of Trust Services of America from 1988 to 1992, and also President and Chief Executive Officer of TSA Capital Management. Mr. Jeffs was a director of South Oil Company and was also a director of Magnum Oil, both based in Russia. He also has served on the Board of Investments of The Los Angeles County Employees Retirement Association.

We believe Mr. Jeffs’ qualifications to sit on our Board include his experience in executive leadership and expertise in business, investments, management and corporate strategy.

David W. Johnson

David W. Johnson has served as the President and Chief Executive Officer of Aimbridge Hospitality, the nation’s second largest independent hotel investment and management firm, since April of 2003. Mr. Johnson co-founded Aimbridge Hospitality, which currently owns and/or manages over 275 upscale independent and branded hotels with nearly 35,000 rooms across the United States and the Caribbean. Prior to joining Aimbridge,

Mr. Johnson spent 17 years at Wyndham International serving in various capacities including Executive Vice President/Chief Marketing Officer and President of Wyndham Hotels. Mr. Johnson received his bachelor’s degree in Business Economics from Northeastern Illinois University, graduating with highest honors. Mr. Johnson currently serves on several Boards of Directors including The Juvenile Diabetes Research Foundation International, Meeting Professionals International and Active International, and was formerly on the Board of Directors for Gaylord Entertainment Company.

We believe Mr. Johnson’s qualifications to sit on our Board include his extensive experience as Chief Executive Officer of one of the leading independent hotel investment and management firms in the United States, as well as his marketing background. As noted below, the Company is obligated to nominate Mr. Johnson to our Board pursuant to the terms of the Settlement Agreement with Orange Capital LLC. See “—Settlement Agreement with Orange Capital” below.

Richard D. Kincaid

Richard D. Kincaid has served as the President and Founder of the BeCause Foundation, a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film since May, 2007. Mr. Kincaid is also an active private investor in early-stage companies. Until its acquisition by the Blackstone Group in February of 2007, Mr. Kincaid was the president and Chief Executive Officer of Equity Office Properties Trust (“EOP”), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Prior to being named President and Chief Executive Officer of EOP in 2003, Mr. Kincaid served as EOP’s Executive Vice President and Chief Operating Officer. Mr. Kincaid has also served as EOP’s Executive Vice President and Chief Financial Officer. Prior to joining EOP in 1995, Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc. Prior to joining Equity Group Investments, Inc. in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Mr. Kincaid is Chairman of the Board of Dividend Capital Diversified Properties Fund and is on the Board of Directors of Rayonier Inc. (NYSE: RYN), an international REIT that specializes in timber and specialty fibers. He also serves on the Board of Directors of Vail Resorts (NYSE: MTN), a mountain resort operator. From October 2002 to February of 2007, Mr. Kincaid served as a Director of EOP. Mr. Kincaid received his MBA from the University of Texas, and his Bachelor of Arts degree from Wichita State University.

We believe Mr. Kincaid’s qualifications to sit on our Board include his experience as a former Chief Executive Officer of a real estate investment trust and his expertise in finance, corporate planning and strategy.

Sir David M.C. Michels

Sir David sits on the Board of Directors of Jumeirah Hotels and is Chairman of London & Capital and Michels & Taylor. Sir David serves as a Non-Executive Director of Miroma Ventures and as a Non-Executive Director of Savoy London. Previously, Sir David served as the Deputy Chairman and Senior Independent Director of Marks & Spencer plc from 2006 through 2013. From 2006 through 2012, Sir David served as Deputy Chairman and Senior Independent Director of easyJet plc. In 2009, Sir David served as Chairman of Paramount Restaurants and from 1999 through 2007 he served on the Board of Directors of British Land plc. From June 2000 until February 2006, Sir David was Chief Executive Officer of Hilton Group plc and from April 1999 to May 2000 he was Chief Executive Officer of Hilton International. Sir David was a Non-Executive Director of Hilton Hotels Corporation from November 2000 to December 2005. He served as Chief Executive Officer of Stakis plc from May 1991 to March 1999. Sir David has spent 40 years in the leisure industry, primarily in hotels.

We believe Sir David Michels’ qualifications to sit on our Board include his experience as a former Chief Executive Officer of a publicly-traded hospitality company, his experience as a member of the board of directors of multiple public companies and his vast knowledge of the lodging industry.

William A. Prezant

William A. Prezant is a partner in the law firm Prezant & Mollath, and has practiced law in California since 1972 and in Nevada since 1982. He serves on the Board of Directors of Forward Management (a financial services company), and You Technologies, Inc. (a digital marketing company). Mr. Prezant also serves on the Board of Directors of Macroh USA, Inc., a media technology company and Hambrecht Partners. Mr. Prezant served as Director of MacGregor Golf Company from 2006 until the end of 2008, when the company was sold. In 2013, Mr. Prezant was appointed to serve as the independent director of a number of wholly owned subsidiaries of Oclaro, Inc., a publicly traded manufacturer of fiber optic components. Mr. Prezant’s community activities have included serving on the California/Nevada Advisory Board for the Wilderness Society, the Desert Research Institute Foundation Board, the Sierra Nevada College Board of Trustees, and the Board of Trustees for the Nevada Museum of Art. Mr. Prezant holds a Bachelor of Arts Degree from the University of Southern California and a Juris Doctorate from Georgetown University Law Center.

We believe Mr. Prezant’s qualifications to sit on our Board include his four decades of experience as an attorney and businessman, and his expertise in corporate governance.

Eugene F. Reilly

Eugene F. Reilly is Chief Executive Officer, The Americas for Prologis (NYSE: PLD), a leading owner, operator and developer of industrial real estate. In this capacity, Mr. Reilly is responsible for Prologis’ business in the United States, Canada and Latin America. In 2003, Mr. Reilly joined AMB Property Corporation (“AMB”), which merged with Prologis in 2011. Mr. Reilly served as President of Americas of AMB from 2006 through 2011. Mr. Reilly has over thirty years of experience in the development, acquisition, disposition, financing and leasing of industrial properties throughout the Americas. Prior to joining AMB, Mr. Reilly was Chief Investment Officer of Cabot Properties, Inc., a private equity industrial real estate firm in which he served as a founding partner and member of its Investment Committee and Board of Directors. Mr. Reilly served with Cabot and its predecessor companies, including the NYSE-traded Cabot Industrial Trust (NYSE: CBT), for 11 years. He has served on the Board of Directors of Grupo Acción, S.A. de C.V., a leading development company in Mexico. Mr. Reilly is a member of the National Association of Industrial and Office Parks (“NAIOP”) where he served as Chairman in 2013 and serves on the NAIOP National Board of Directors and Executive Committee. He has served on the Board of Directors of the Massachusetts chapter of NAIOP and the National Industrial Education Committee. Mr. Reilly is a member of the Urban Land Institute. He holds an A.B. in Economics from Harvard College.

We believe Mr. Reilly’s qualifications to sit on our Board include his experience as a Chief Executive Officer of a publicly-traded real estate investment trust, his experience as a real estate investor and his expertise in corporate planning and strategy.

Sheli Z. Rosenberg

Sheli Z. Rosenberg currently serves as a director for several publicly traded and private companies, primarily in the real estate and health care sectors. Ms. Rosenberg serves as Lead Independent Director of Equity Lifestyle Properties, Inc. (NYSE:ELS), and until January, 2015 was Chairman of the Board of Directors of Nanosphere, Inc. (NASDAQ:NSPH). Ms. Rosenberg also serves as a Director of Spirit Realty Capital (NYSE:SRC) and Cellular Dynamics (NASDAQ:ICEL). Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., an investment company (“EGI”). She joined EGI in 1994 as the company’s General Counsel and rose to become Vice Chairman (2000-2003) and Chief Executive Officer (1999-2000) before retiring in 2003. Prior to joining EGI, Ms. Rosenberg was a principal of Rosenberg & Liebentritt, P.C., a Chicago law firm from 1980 to 1997 and prior to that, she was a Managing Partner of Chicago law firm Schiff Hardin, LLP, where she focused on real estate, finance and corporate law, and was the first woman to become a capital partner at that firm. Ms. Rosenberg is currently a consultant for, and was formerly of Counsel to, Skadden, Arps, Slate, Meagher & Flom, LLP, a law firm which she joined in 2011.

Ms. Rosenberg is a former Director of Ventas, Inc., CVS Caremark Corporation, General Growth Properties, Inc., Capital Trust, Inc., Avis Budget Group, Inc. and a former Trustee of Equity Residential. Ms. Rosenberg was an Adjunct Professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a Co-Founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee. Ms. Rosenberg received her Bachelor of Arts degree from Tufts University and is a graduate of Northwestern University School of Law.

We believe Ms. Rosenberg’s qualifications to sit on our Board include her extensive, board-level corporate experience, in addition to her considerable knowledge of the real estate industry and the business community.

Vote Required; Recommendation

The election of a director to the Board requires the affirmative vote of a plurality of the votes cast at the annual meeting.

However, our Board has adopted a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, tender his or her resignation to our Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by our Board in accordance with our corporate governance guidelines. See “—Corporate Governance—Director Resignation Policy” below.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES NAMED ABOVE.

Board of Directors; Leadership Structure and Risk Assessment

The Board believes that it is in the best interests of the Company and our stockholders to have flexibility in determining the most effective leadership structure to serve the interests of the Company and our stockholders.

We do not currently separate the roles of Chief Executive Officer, or CEO, and Chairman of our Board because of Mr. Gellein’s role as architect in designing our ongoing strategic plan. A number of factors support the leadership structure chosen by the Board, including, among others:

•	Mr. Gellein is intimately involved in the day-to-day operations of the Company and is best positioned to elevate the most critical business issues for consideration by the Board; and

•	The combined role is both counterbalanced and enhanced by the effective oversight and independence of our Board and the independent leadership provided by our Lead Independent Director.

The Board has determined that having Mr. Gellein serve as Chairman and CEO and Ms. Rosenberg, an independent director, serve as Lead Independent Director of the Board is in the best interest of the Company at this time. In her capacity as Lead Independent Director, Ms. Rosenberg performs the following functions:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of non-management or independent directors;

•	calls meetings of the independent or non-management directors;

•	serves as the principal liaison between the Chairman and the independent and non-management directors;

•	approves meeting agendas for the Board;

•	facilitates the Boards’ approval of the number and frequency of Board meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items;

•	authorizes the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;

•	is available, when appropriate, for consultation and direct communication upon the reasonable request of major stockholders;

•	organizes and leads the Board’s evaluation of the CEO;

•	is responsible for leading the Board’s annual self-assessment;

•	provides advice with respect to the selection of committee chairs; and

•	performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The board’s designation of a Lead Independent Director demonstrates its continuing commitment to strong corporate governance and Board independence.

The Board is actively involved in oversight of risks that could affect us. The Board regularly reviews information regarding our operations, balance sheet, contracts, indebtedness and liquidity, as well as the risks associated with each. Throughout the year, our legal and internal audit departments conduct a risk assessment by working with key members of management to identify key risks and potential mitigating factors. Our legal department and the respective business functions then report the results of this exercise to the Board for full review and consideration to facilitate the Board’s oversight of risks facing us. The oversight is also conducted through committees of the Board, as disclosed in the descriptions of each of the committees and in the charters of each of the committees, but the Board has retained responsibility for general oversight of risks.

Board of Directors; Committees

Our Board is currently comprised of Raymond L. Gellein, Jr., Robert P. Bowen, James A. Jeffs, David W. Johnson, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant, Eugene F. Reilly and Sheli Z. Rosenberg.

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended December 31, 2014, the Board held 17 meetings and acted by unanimous written consent five times. During fiscal year 2014, each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served.

Our corporate governance guidelines provide that the Lead Independent Director shall preside at each executive session of the Board and the method by which employees, stockholders or other interested parties can communicate directly with the non-management directors. Our Board meets in executive session no fewer than four times each year during its regularly scheduled quarterly meetings. The Board currently has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee, and an executive committee.

Audit Committee. The purposes of the audit committee are described in the audit committee charter and include, among other things:

•

assisting with Board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and our internal audit function; and

•	preparing an audit committee report as required by the SEC for inclusion in our annual proxy statement.

The audit committee also is actively involved in oversight of risks that could affect us. The risks reviewed on an annual basis include risks of fraud as well as general risks facing us. Our internal audit department conducts an annual anti-fraud risk assessment by working with key members of management to identify key risks and mitigating factors in each area. Our internal audit department reports the results of risks identified and corresponding mitigating activities to the audit committee on an annual basis. The audit committee reports such findings and factors to the full Board.

The audit committee is currently comprised of Messrs. Bowen, Jeffs, Johnson, Kincaid and Prezant, with Mr. Bowen serving as the audit committee’s chairman. The written audit committee charter is available on our website at www.strategichotels.com. A copy of our audit committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

The Board has determined that each audit committee member has no material relationship with the Company and meets the independence criteria and has the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Jeffs, Johnson, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Our audit committee met 8 times during fiscal year 2014 and did not act by unanimous written consent in performing its functions.

Our Board has adopted procedures for reporting concerns under our code of business conduct and ethics and other company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures is attached as an addendum to our code of business conduct and ethics which is available on our corporate website at www.strategichotels.com. A copy of our code of business conduct is also available, free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois, 60606.

Compensation Committee. The compensation committee’s primary duties are described in the compensation committee charter and include, among other things:

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reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•

reviewing and approving compensation for executive officers other than our CEO, incentive-compensation plans and equity-based plans, including our Second Amended and Restated 2004 Incentive Plan, or the 2004 Incentive Plan, overseeing the activities of the individuals and committees responsible for administering these plans, and discharging any responsibilities imposed on the compensation committee by any of these plans;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving severance or similar termination payments to any of our executive officers;

•	periodically reviewing our compensation policies to assess whether such policies encourage excessive or otherwise undesirable risk-taking;

•	preparing a report for inclusion in our proxy statement for our annual meeting;

•	preparing and issuing an evaluation of the compensation committee;

•	reporting to our Board on a regular basis, the activities and actions conducted by the committee; and

•	performing any other duties or responsibilities expressly delegated to the compensation committee by the Board from time to time relating to our compensation programs.

The compensation committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of CEO or senior executive compensation is vested solely in the compensation committee. With limited exceptions, in selecting or obtaining advice from a compensation consultant, legal counsel or other adviser, the compensation committee charter requires the compensation committee to consider all factors relevant to that adviser’s independence from management.

The compensation committee is responsible for monitoring any risks relating to employment policies and our compensation and benefits systems. To assist in satisfying these oversight responsibilities, the committee has retained its own compensation consultant when considering certain changes to the compensation program and also meets regularly with management to understand the financial and human resources implications of compensation decisions being made. Management works collaboratively with the compensation committee and offers advice and makes recommendations on compensation programs.

The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee or any director or directors. Without limitation on the foregoing, the compensation committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The compensation committee is currently composed of Messrs. Jeffs, Kincaid, Michels, Reilly and Ms. Rosenberg, with Mr. Jeffs serving as the compensation committee’s chairperson. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE. Our compensation committee met 7 times during 2014 and did not act by unanimous written consent in performing its functions.

The written compensation committee charter is available on our website at www.strategichotels.com. A copy of our compensation committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee’s primary purpose and responsibilities are described in the corporate governance and nominating committee charter and include, among other things:

•	identifying individuals qualified to become members of our Board and recommending director candidates for election or re-election to our Board;

•	considering and making recommendations to our Board regarding board size and composition and committee composition; and

•	developing and recommending to our Board a set of corporate governance guidelines, and reviewing those principles at least once a year.

The corporate governance and nominating committee is currently comprised of Messrs. Bowen, Johnson, Michels, Prezant, Reilly and Ms. Rosenberg, with Mr. Prezant serving as the corporate governance and nominating committee’s chairperson. All corporate governance and nominating committee members meet the independence criteria set forth in the listing standards of the NYSE. Our corporate governance and nominating committee met 4 times during fiscal year 2014 and did not act by unanimous written consent in performing its functions.

The written corporate governance and nominating committee charter is available on our website at www.strategichotels.com. A copy of our corporate governance and nominating committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Written communications submitted by stockholders pursuant to our stockholder communications policy regarding recommending the nomination of a person to be a member of our Board, will be forwarded to the chair of the corporate governance and nominating committee for consideration. Stockholders may recommend director nominees for consideration by the corporate governance and nominating committee by submitting the proposed director’s name along with the information described below to our Secretary at: Secretary, Stockholder Nominations, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate. The corporate governance and nominating committee will consider director candidates who have been identified by other directors or our stockholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In selecting or recommending candidates for selection to our Board, including nominees recommended by stockholders, the corporate governance and nominating committee shall take into consideration the following criteria, which are set forth in our corporate governance guidelines, and such other factors as the corporate governance and nominating committee deems appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

While the corporate governance and nominating committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that it considers in identifying nominees. As part of this process, the corporate governance and nominating committee evaluates how a particular candidate’s perspectives, knowledge, experience and expertise in substantive matters relating to our business may add value to the Board.

The corporate governance and nominating committee is authorized, in its sole discretion, to engage outside search firms, other experts and consultants to assist with the process of identifying and qualifying candidates and has the authority to negotiate the fees and terms of such retention.

Executive Committee. The executive committee’s primary purpose and responsibilities are to act on behalf and in the place of our Board in the management of our business and affairs upon express delegation by our Board. The executive committee is currently comprised of Messrs. Bowen, Gellein, Jeffs and Ms. Rosenberg, with Mr. Gellein serving as the executive committee’s chairperson. Our executive committee did not meet or act by unanimous consent during fiscal year 2014.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on our corporate website at www.strategichotels.com. A copy of our code of business conduct and ethics is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance Guidelines. We have also adopted written corporate governance guidelines to advance the functioning of our Board and its committees and to set forth our Board’s expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.strategichotels.com. A copy of our corporate governance guidelines is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Stockholder Communications Policy. We have adopted procedures for employees, stockholders and other interested parties to communicate their concerns regarding accounting, internal accounting controls or auditing matters to the audit committee and other matters to non-management directors or our Board as a group. Our code of business conduct and ethics requires employees to report such concerns. All such concerns may be communicated by written correspondence directed to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606-3415, Attn: General Counsel.

Employees may communicate concerns regarding accounting, internal accounting controls or auditing matters to the General Counsel on a confidential and anonymous basis. The Secretary will distribute (i) all communications regarding accounting, internal accounting controls or auditing matters to the audit committee prior to each meeting of the audit committee, (ii) all other communications to non-management directors prior to each executive session of non-management directors and (iii) all communications to our entire Board prior to the next scheduled meeting of our Board. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting and auditing matters and other matters, the General Counsel will direct such communication to both the audit committee and non-management directors, with a note to that effect. In each case (and except as the audit committee or non-management directors may otherwise request), the General Counsel will provide original copies or records of all communications. However, depending on the length and number of communications received, the General Counsel may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to the Board or appropriate committee thereof, if applicable, upon request. The General Counsel will maintain a log of each communication received, the date such communication was distributed to the audit committee, non-management directors or Board (and to which of these it was distributed) and whether it was distributed in summary or original form.

The Board or appropriate committee thereof, if applicable, will determine whether any action or response is necessary or appropriate with respect to a communication. If so, they will take or direct such action as they deem appropriate. Such action may include engaging outside advisers, for which funding will be available. The determinations in respect of each communication and any further action taken will be recorded in the log maintained by the General Counsel. These determinations may be recorded based on standard categories, which may include: the communication is misdirected (such as a communication involving only an employment dispute); no further action required, because the communication can be analyzed on its face; and further action required (with a record of the action taken and its outcome). The General Counsel or any other person designated by the audit committee or non-management directors will report on the status of any further action directed by the audit committee or non-management directors on a quarterly basis.

The full text of the stockholder communications policy is available on our corporate website at www.strategichotels.com. A copy of our stockholder communications policy is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Director Resignation Policy. Our corporate governance guidelines include a director resignation policy, pursuant to which, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will, promptly following certification of the stockholder vote, tender his or her resignation to our Board with such resignation expressly stating that it is contingent upon the acceptance of the resignation by our Board in accordance with our corporate governance guidelines. The corporate governance and nominating committee will consider such tendered resignation and recommend to our Board whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the tendered resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and, if such tendered resignation is rejected, the rationale behind the decision, within 90 days following certification of the stockholder vote. The corporate governance and nominating committee in making its recommendation, and our Board in making its decision, each may consider any factors and other information that they consider appropriate and relevant, including as a principal factor whether the issue(s) that caused the high withhold/against vote have been or will be addressed. Notwithstanding the foregoing, to the extent a director has received a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election in two consecutive elections, our Board will accept such tendered resignation.

The director who has tendered his or her resignation pursuant to our corporate governance guidelines will not participate in the corporate governance and nominating committee’s or our Board’s deliberations or decision with respect to the tendered resignation, but shall remain active and engaged in all other committee deliberations and decisions pending completion of the corporate governance and nominating committee and Board process. If a majority of the members of the corporate governance and nominating committee are required to tender resignations pursuant to our director resignation policy following any election, then the independent directors that are not required to tender their resignations will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and making a recommendation to our Board. In addition, if the only directors who are not required to tender resignations pursuant to the policy following any election constitute three or fewer directors, then all directors may participate in the Board action regarding whether to accept the tendered resignations.

Director Attendance at Annual Meeting of Stockholders. We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting, which was held on May 22, 2014, eight of the nine director nominees attended the meeting.

Compensation Committee Interlocks and Insider Participation

From January 1, 2014 to December 31, 2014, the compensation committee of the Board was comprised of Messrs. Jeffs, Kincaid, Michels, Reilly and Ms. Rosenberg. None of the members of the Board who sat on the compensation committee in 2014 was employed by us as an officer or employee during or prior to 2014. No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations or had any relationship that is required to be disclosed as a transaction with a related person.

Settlement Agreement with Orange Capital

On November 20, 2013, Orange Capital LLC and certain of its affiliates notified the Company of their intent to nominate four nominees at the 2014 annual meeting of stockholders. Following a series of discussions that took place between representatives of Orange Capital LLC and its affiliates and representatives of the Company, our Board determined that it was in the Company’s and its stockholders’ best interests to avoid an election contest and the expense and disruption that may result from such a contest. As a result, on March 7, 2014, the Company, on the one hand, and Orange Capital LLC, Orange Capital Master I, Ltd. and Daniel Lewis or, collectively, Orange Capital, on the other, entered into a settlement agreement, which we refer to as the Settlement Agreement, for the purpose of, among other things, resolving the pending proxy contest.

Pursuant to the terms of the Settlement Agreement, our Board unanimously approved (i) an increase in the size of our Board by one seat and (ii) the appointment of David W. Johnson as a director of the Company to fill the newly created vacancy on our Board effective March 7, 2014, which we refer to as the Appointment Date. Pursuant to the Settlement Agreement, the Company agreed to include Mr. Johnson on the Company’s slate of directors for the Company’s 2014 annual meeting of stockholders and the Company’s 2015 annual meeting of stockholders.

In addition, pursuant to the terms of the Settlement Agreement, among other things:

•	The Company recommended that the Company’s stockholders vote in favor of the election of Mr. Johnson at the 2014 annual meeting of stockholders and solicited proxies in favor of such election.

•

The Company has recommended herein that its stockholders vote in favor of the election of Mr. Johnson at the 2015 annual meeting and will solicit proxies in favor of such election. The nomination of Mr. Johnson for election as a director at the 2015 annual meeting was conditioned upon, among other things, (i) Mr. Johnson providing the Company with certain information required for his inclusion as a nominee in the Company’s proxy statement, (ii) his compliance with the Company’s corporate governance and other policies and (iii) his meeting the independence standards of the NYSE. To the Company’s knowledge, Mr. Johnson has satisfied the foregoing conditions as of the date hereof.

•	Orange Capital withdrew its notice of intent to nominate four directors at the 2014 annual meeting.

•	From the Appointment Date until the conclusion of the 2015 annual meeting, which we refer to as the Standstill Period, Orange Capital will not:

•	solicit proxies with respect to the Company’s voting securities, or become participant in or assist any third party in any such solicitation;

•

encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

•

present at any annual or special meeting of the Company’s stockholders, which we refer to as a Stockholders Meeting, any proposal for consideration for action by stockholders or propose any nominee for election to our Board or seek representation on our Board or the removal of any member of our Board;

•

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card) for any Stockholders Meeting or deposit any voting securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any Stockholders Meeting;

•	institute litigation against the Company;

•

other than pursuant to a transaction approved in advance by our Board, acquire beneficial ownership of voting securities that would equal or exceed (in the aggregate together with its affiliates) 9.9% of the then total outstanding voting securities; and

•

without the prior approval of the Board, propose or participate in, effect or seek to effect, any Extraordinary Transaction (as defined in the Settlement Agreement); provided, however, that the foregoing limitation shall not prohibit Orange Capital and its affiliates from voting at a Stockholder Meeting on an Extraordinary Transaction.

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Orange Capital shall cause all voting securities beneficially owned by it to be present for quorum purposes and to be voted at all Stockholder Meetings within the Standstill Period (x) for all directors nominated by our Board for election at such Stockholder Meeting and in favor of ratification of the appointment of the Company’s auditors, (y) in accordance with the recommendation of our Board on any proposals of any other stockholder of the Company that is also proposing one or more nominees for election to our Board in opposition to one or more nominees of our Board at such Stockholder Meeting, and (z) for advisory approval of the Company’s executive compensation.

•

During the Standstill period, each of the Company and Orange Capital has agreed not make any comment or statement that disparages (as distinct from objective statements reflecting business criticism) the other party, its officers, directors or employees.

•	The Company and Orange Capital each agreed to release certain claims against one another.

•	If at any time during the Standstill Period, Mr. Johnson is unable to serve as a director, the Company agrees to consult with Orange Capital with respect to a replacement for Mr. Johnson.

•

The Company agreed to reimburse Orange Capital for up to $400,000 of its documented out-of-pocket costs, fees and expenses incurred and paid by Orange Capital in connection with the nomination of its nominees for the annual meeting.

The foregoing summary of the Settlement Agreement may not contain all the information that is important to you. For more information, please refer to the Settlement Agreement, a copy of which is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on March 10, 2014.

EXECUTIVE OFFICERS

The following sets forth, as of April 1, 2015, the positions, ages and selected biographical information for our executive officers who are not directors:

Diane M. Morefield

Diane M. Morefield, age 56, has served as the Company’s Executive Vice President, Chief Financial Officer since April 2010. Ms. Morefield is responsible for the Company’s accounting, finance, tax, investor relations and information technology. From December 2009 to March of 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as Chief Financial Officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, treasury and was actively involved in significant capital raising. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust, or EOP, which, prior to its acquisition by The Blackstone Group L.P. in 2007, was the largest publicly traded office REIT and owner of office buildings in the United States, with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Her last position at EOP was Regional Senior Vice President for the company’s Midwest region where she was responsible for the overall business strategy, financial performance, operations, management and leasing activity for the region with total revenues of over $450 million, a portfolio size of 19.5 million square feet and over 300 employees. Prior to this role, Ms. Morefield was Senior Vice President – Investor Relations at EOP and responsible for all investor and public relations at the company. Before joining EOP, Ms. Morefield was head of the commercial real estate lending division for the Midwest region for Barclays Bank. Her earlier career experience also included consulting and auditor roles at Deloitte and Arthur Andersen & Co. Ms. Morefield serves on the Board of Directors and is Audit Committee chair for Spirit Realty Capital (NYSE: SRC). She is also a board member of the Chicagoland Chamber of Commerce. Ms. Morefield received an MBA from The University of Chicago and a Bachelor of Science in Accountancy from the University of Illinois. She is a certified public accountant.

Richard J. Moreau

Richard J. Moreau, age 68, has served as the Company’s Executive Vice President, Asset Management since 2005 and as Chief Operating Officer since 2011. Mr. Moreau is responsible for all asset management functions related to the Company’s properties. Mr. Moreau previously served as the Company’s Vice President, Asset Management from 1997 to 2003 and Senior Vice President, Asset Management from 2003 until 2005. Mr. Moreau is responsible for the asset management of all our properties. Mr. Moreau has been in the hospitality industry for over 40 years in both property and multi-unit operation positions. From 1992 until he joined the Company in November 1997, Mr. Moreau was a principal in Gremor Hospitality, a hotel asset management company. From 1988 until 1992, he was a principal and Executive Vice President at Inn America Corporation, an independent hotel management company, where he was responsible for the day-to-day operations of 22 full service hotels and resorts operating under franchise agreements with Hilton, Sheraton and Holiday Inn. From 1985 until 1988, he was a Vice President of Operations for Hyatt Hotels and Resorts, where he was responsible for the development and implementation of all pre-opening and operating procedures for six prototype Hyatt hotels. From 1972 to 1985, Mr. Moreau worked for The Howard Johnson Company.

Paula C. Maggio

Paula C. Maggio, age 46, is the Company’s Executive Vice President, General Counsel and Secretary, and has been responsible for oversight of the Company’s legal affairs since 2004. Ms. Maggio played a critical role in the Company’s initial public offering in 2004 and subsequently executed a number of significant transactions for the Company. Ms. Maggio also retains responsibility for the Company’s Human Capital function. From 2007 to 2012, Ms. Maggio served as the Company’s Senior Vice President, General Counsel and Secretary. From 2004 to

2007, Ms. Maggio served as the Company’s Vice President, General Counsel and Secretary. Upon joining the Company’s predecessor in December, 2000 and through May, 2004, Ms. Maggio acted as Vice President, Assistant Secretary and Associate General Counsel. Prior to joining the Company’s predecessor, Ms. Maggio practiced law with Altheimer & Gray, where she focused primarily on real estate and hospitality law. Ms. Maggio received a Bachelor of Arts and Juris Doctor, cum laude, from the University of Illinois in 1991 and 1994, respectively.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

I.	Overview

This Compensation Discussion and Analysis describes the compensation policies and arrangements that are applicable to the CEO and Chief Financial Officer, or the CFO, as well as the other executive officers included in the summary compensation table under “—2014 Summary Compensation Table” on page 37, who are collectively referred to as the “named executive officers” or the NEOs, as such term is defined in Item 402(a) of Regulation S-K.

For the Company, 2014 was a year of out-performance and execution, and by any measure, an exceptional year. We successfully out-performed at the hotel operating level, strategically grew our portfolio and accelerated the deleveraging of our balance sheet. Consistent with our pay-for-performance methodology, the compensation committee recognized this out-performance in evaluating the 2014 executive compensation decisions. We also renewed Mr. Gellein’s employment agreement through December 31, 2015 on terms we believe reflect our pay-for-performance methodology. We believe Mr. Gellein’s employment agreement, as amended, provides for median compensation at target, but has significant variable compensation components.

II.	Compensation Philosophy & Objectives

The compensation committee has three primary objectives for our compensation program:

•

Provide overall levels of compensation that are competitive and, at the target level, at the median of our peer group in order to attract and motivate highly qualified, experienced executives to enhance the interests of the Company and build long-term stockholder value;

•	Provide annual and long-term incentives that emphasize performance-based compensation, contingent upon achieving company and individual performance goals; and

•

Align the interests of our management with those of our stockholders by having a meaningful portion of our executive compensation programs comprised of equity-based incentives tied to stock price performance.

To achieve its objectives, the compensation committee has established a compensation program for NEOs consisting of base salary, annual bonus awards and our long-term incentive program. Pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive.

As an executive’s level of responsibility increases, a greater proportion of his or her total compensation is based on the annual and long-term performance-based incentive compensation and less on base salary. The level and structure of these performance-based incentive elements reflects our variable pay-for-performance philosophy because vesting 67% of our long-term incentives are based on relative total shareholder return over a 3-year period and 50% of our annual incentives are based on achievement of budget.

III.	Compensation Plan Highlights

The compensation committee engages in an ongoing review of our executive compensation program to evaluate whether it supports our compensation philosophy and serves the interests of our stockholders. As a result of the on-going review, including our use of an outside compensation consultant and the feedback we received from stockholders over the past several years (see Section IV, below), the compensation committee has taken the following actions to enhance our executive compensation program:

•	Pay-for-Performance:

•

Significant Percentage of Performance-Based Awards Under our Long-Term Incentive Program. Our long-term incentive program is weighted 67% to our relative total stockholder return. This design aligns a significant component of each NEO’s annual compensation opportunity with the interests of our stockholders by directly linking compensation to relative total shareholder return. In reviewing the design of our long-term incentive program relative to our peer group, as defined on page 25, we believe our long-term incentive program design is more robust and more heavily weighted to total shareholder return versus the companies in our peer group.

•

Reduced Payout Levels for Threshold Performance Under Long-Term Incentive Program. In 2014, the compensation committee modified the performance share-plan under our 2014 long-term incentive program to reduce the award earned for achieving threshold performance goals from 50% of target to 25% of target. We believe that this change enhances the pay-for-performance design of our executive compensation program and further aligns each NEO’s compensation opportunity with the interests of our stockholders.

•

50% of Annual Bonus Program Based on Corporate Financial Performance. The Company’s annual bonus program is weighted 50% to corporate financial performance and 50% to qualitative measures, including individual performance. This weighting towards performance-based compensation elements continues to align each NEO’s compensation opportunity with the interests of our stockholders.

•

Compensation Philosophy Provides Target Compensation at Median Level. In 2014, our compensation committee modified our compensation philosophy to provide that its objective is to provide target levels of compensation at the median of our peer group. The compensation committee’s engagement of Towers Watson included a benchmarking analysis against our revised peer group, as described below, that demonstrated our target compensation for our NEOs is at the median level.

•

Variable Total Compensation. A significant percentage of targeted annual compensation is delivered in the form of variable compensation that is connected to actual performance. For 2014, variable compensation comprised 62% of the target annual compensation for our Chief Executive Officer.

•	Elimination of guaranteed equity grants. None of our NEOs have guaranteed equity grants under the terms of their employment agreements with the Company.

•

Amended Employment Agreement. In 2014, the Company entered into an amendment to Mr. Gellein’s employment agreement in order to extend the term through December 31, 2015 and to ensure Mr. Gellein’s total target compensation opportunity continued to be at approximately market median. We believe Mr. Gellein’s employment agreement, as amended, properly reflects our pay-for-performance methodology because of the significant amount of variable compensation. In our 2014 Summary Compensation Table, on page 37, the 2014 compensation for Mr. Gellein reflects the first year of his tenure as our CEO that he received a pay-out under all three of our main compensation elements since he joined the Company: base salary, annual bonus and LTI program.

•	Governance Practices by Compensation Committee:

•	Engagement of Independent Compensation Consultant. In 2014, the compensation committee retained Towers Watson to perform a holistic review of our executive compensation program.

•

Peer Group Modification. In 2014, as part of an analysis undertaken by Towers Watson to assess the compensation of our NEOs, the compensation committee revised the peer group to reflect not only lodging REIT peers, but also REITS in other asset classes that were of similar size to the Company with high quality portfolios in their respective asset classes.

•

Double-Trigger Vesting. Our 2004 Incentive Plan allows the Company to grant awards subject to double-trigger vesting upon a change in control. Beginning with our 2012 long-term incentive awards and continuing through 2014, in the event of a change-in-control, accelerated vesting of equity awards occurs generally only upon a “double trigger” which generally means that (i) there has to be a change-in-control and (ii) the award recipient has to be terminated without cause or experience a constructive termination before the vesting of the recipient’s equity will accelerate.

•

Robust stock ownership guidelines. In accordance with our stock ownership guidelines, our CEO is required to hold stock valued at five times his base salary and our other NEOs are required to hold stock valued at three times their base salary.

•

Claw-back Policy. We have adopted a claw-back policy that in certain instances permits the Company to recover incentive compensation paid to our NEOs that was calculated based upon any financial result or performance metric impacted by willful misconduct or gross negligence of such NEO.

•	Prohibition against employee and director pledging and hedging of Company securities. We have adopted a policy that prohibits pledging and hedging of Company securities by our employees and directors.

•

Maximum payout caps for annual cash incentive compensation and long-term incentive plan awards. Our annual cash incentive program and our long-term incentive plan are both formulaic and include a maximum amount payable or to be granted under such programs.

•	No change-in-control tax gross ups. We do not provide our NEOs with tax gross ups for change-in-control or any other reason.

•

No repricing of underwater stock options. Our 2004 Incentive Plan does not permit the repricing of underwater stock options or stock appreciation rights, except in connection with certain corporate transactions involving the Company.

These on-going modifications to our plan design and governance practices have been adopted to ensure that our compensation programs align the interests of management with those of stockholders.

IV.	2014 Say on Pay Vote

At our 2014 annual meeting of stockholders, over 99% of our stockholders who voted approved the 2013 compensation paid to our NEOs as described in our 2014 annual proxy statement. The compensation committee carefully considered the results of our 2014 Say On Pay Vote, or 2014 SOP vote, when engaging in its ongoing review of our executive compensation program.

As part of the Company’s continuing outreach to stockholders, over the last year, management sought feedback from, among others, our largest stockholders who we believe collectively held over 60% of our outstanding shares as of March 16, 2015, to better understand perceptions or concerns they may have regarding our executive compensation program.

While no specific component of our executive compensation program was altered solely on the basis of the 2014 SOP vote, prior SOP votes, or our stockholder feedback, the compensation committee has designed our executive compensation program in a way that it believes creates alignment between our NEOs and the interests of our stockholders. To ensure the program design continues to create such alignment, our compensation committee engaged Towers Watson in 2014 to conduct a holistic review of our executive compensation program. The compensation committee believes our program design and on-going positive changes to our executive compensation program have strengthened the alignment of the interests of our NEOs with those of our stockholders.

Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this proxy statement under the heading “Stockholder Communications Policy”.

V.	Establishing the Compensation Program and Use of Compensation Consultants

To assist the compensation committee in meeting its objectives, the compensation committee may engage an outside executive compensation consulting firm to review the key elements of our compensation programs, base pay, annual incentives and long-term incentives, as well as its structure, including design and performance measurements.

In 2014, the compensation committee engaged Towers Watson to conduct a holistic review of our compensation program, including assisting in developing a revised peer group, providing recommendations on the terms of Mr. Gellein’s amended employment agreement, assessing the competitive compensation levels for our NEOs, evaluating our short-term and long-term incentive plans and reviewing compensation of our directors.

Other than compensation consulting and as engaged by the compensation committee, Towers Watson does not provide any other services to the Company and the compensation committee has concluded that Towers Watson’s work for the compensation committee did not raise any conflicts of interest.

As part of the holistic review, Towers Watson and the compensation committee developed a new peer group, the 2014 Peer Group, consisting of seven hotel REITs, one hotel operating company and eleven non-hotel REIT’s as follows:

•     Acadia Realty Trust *

•     Ashford, Inc.

•     BioMed Realty Trust, Inc.

•     Brandywine Realty Trust

•     DiamondRock Hospitality Company

•     Douglas Emmett, Inc.

•     EPR Properties

•     Federal Realty Investment Trust

•     FelCor Lodging Trust

•     Highwoods Properties, Inc.

•     Hudson Pacific Properties, Inc.

•     LaSalle Hotel Properties

•     Pebblebrook Hotel Trust

•     Regency Centers Corporation

•     Ryman Hospitality Properties, Inc.

•     Spirit Realty Capital, Inc.

•     Sunstone Hotel Investors, Inc.

•     Taubman Centers, Inc.

•     Vail Resorts

*	In evaluating compensation of peer group, Acadia was ultimately excluded because complete information on the value of long-term compensation had not been publicly disclosed at the time the analysis was conducted.

The compensation committee selected the 2014 Peer Group by reviewing the industry, size and similarity of business focus of the proposed peer group companies to the Company. As part of this process, Towers Watson worked with the compensation committee to compile a list of potential hotel REIT peers and non-hotel REITs with a total capitalization between $2.5 billion and $11 billion. The non-hotel REITs were added because it was determined there were not a sufficient number of hotel REIT peers. As part of the review, the compensation committee evaluated potential peers based on their total capitalization, whether other financial metrics, such as implied market capitalization, revenue, EBITDA and funds from operations, were within a reasonable range of the Company, the number of employees and whether there were positive shareholder returns over one and three year periods. Additionally, an emphasis was placed on identifying REITs with high quality portfolios in their respective asset classes and REITs that are highly regarded. Compared to the prior peer group, the compensation committee removed (i) one hotel REIT, which was not included due to the limited service nature of its portfolio, (ii) one hotel operating company, given its franchise focus and (iii) all gaming companies, as it was determined they are not generally representative of the Company’s labor market for executive talent.

The compensation committee meets with our CEO to discuss his compensation package, but ultimately decisions regarding his package are made solely based upon the compensation committee’s deliberations, with input from its compensation consultant from time to time. Decisions regarding other NEOs are made by the compensation committee considering recommendations from our CEO and the compensation consultant from time to time. For 2014 year-end compensation decisions, the compensation committee considered the input of Towers Watson.

VI.	Current Compensation Structure

A.	Pay Elements—Overview

The three main components of our 2014 executive compensation program were:

•	Base Salary

•	Annual Bonus

•	LTI Program

B.	Pay Elements—Details

(1) Base Salary

Base salaries are set with regard to the position within the Company and the individual’s current and sustained performance results. The base salary level for each NEO is reviewed annually by the compensation committee. In setting base salaries, the compensation committee may consider:

•	competitive market and peer group data specific to an executive’s position;

•	performance assessments against goals established for the prior year;

•	expected future contributions;

•	job responsibility;

•	cost-of-living increases; and

•	Company performance.

There is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the compensation committee’s judgment.

Each of our NEOs received approximately 3% increase in base salary effective as of January 1, 2014. The 2014 base salaries of our NEOs, which the compensation committee believes provides total target compensation opportunities at approximately market median, were as follows:

Name	2013 Base Salary	2014 Base Salary
Raymond L. Gellein, Jr.	$800,000	$824,000	*
Diane M. Morefield	$392,533	$405,000
Richard J. Moreau	$392,533	$405,000
Paula C. Maggio	$340,000	$350,200

*	In conjunction with Amendment No. 1 to the employment agreement dated October 10, 2014 by and between Mr. Gellein and the Company, Mr. Gellein’s base salary was increased to $940,000, which the compensation committee believes provides Mr. Gellein with a total target compensation opportunity at approximately market median.

(2) Annual Bonus Awards

Our annual bonus award program provides our NEOs the opportunity to receive cash bonus awards based on the compensation committee’s assessment of the Company’s financial and qualitative performance. In 2014, the annual bonus program included a Company financial component and a qualitative component, each equally weighted. In 2012, the Company had increased the weighting of the financial component from 25% to 50% of target bonus and decreased the weighting of the qualitative component from 75% to 50% of target bonus. The compensation committee found that weighting to be suitable in 2014, and made bonus awards accordingly. The compensation committee evaluated modifying the annual bonus program to be more heavily weighted on the financial component; however, determined that providing an equal weighting on each of the financial and qualitative metrics allowed the compensation committee the flexibility to adjust the pay-out under the bonus program to the extent the financial component did not appropriately reflect the performance of the Company or management in any given year.

In 2014, the metric for the financial component was adjusted EBITDA results compared to 2014 budgeted EBITDA. “EBITDA” represents net income or loss attributable to the Company’s common stockholders before: (i) interest expense; (ii) income taxes, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sales of assets; and (iii) depreciation and amortization. For incentive purposes, EBITDA is adjusted to also exclude the effect of realized deferred gains on our sale leasebacks, the effect of gains or losses on sales of assets, early extinguishment of debt, impairment losses, foreign currency gains or losses and other non-recurring charges.

For the qualitative component of the bonus, the compensation committee considered the Company’s performance as compared to the Company-wide objectives approved by the Board in the first quarter of 2014 (as described further below), other accomplishments, individual performance and the Company’s stock price appreciation. In evaluating performance against the qualitative component, the compensation committee did not assign any specific weighting to the various matters considered by the compensation committee.

The goals with respect to annual bonus awards are established at three separate levels—threshold, target and maximum, with bonus payouts ranging from 50% of target for threshold performance to 150% of target (or, in the case of Mr. Gellein, 200% of target) for maximum performance. In 2014, under the terms of Mr. Gellein’s employment agreement as amended effective October 10, 2014, Mr. Gellein’s target annual incentive opportunity was increased to 120% of base salary to reflect a compensation program design that targets compensation at approximately median. Similar to prior years, Ms. Morefield, Mr. Moreau and Ms. Maggio each had an annual target incentive of 75% of base salary.

The following table shows the annual bonus plan components at threshold, target and maximum for each of our NEOs:

	2014 Annual Bonus Plan
	Financial Component (50%)			Qualitative Component (50%)			2014 Annual Bonus Plan Total
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Raymond L. Gellein, Jr.	$282,000	$564,000	$1,128,000	$282,000	$564,000	$1,128,000	$564,000	$1,128,000	$2,256,000
Diane M. Morefield	$75,937	$151,875	$227,812	$75,938	$151,875	$227,813	$151,875	$303,750	$455,625
Richard J. Moreau	$75,937	$151,875	$227,812	$75,938	$151,875	$227,813	$151,875	$303,750	$455,625
Paula C. Maggio	$65,662	$131,325	$196,987	$65,663	$131,325	$196,988	$131,325	$262,650	$393,975

In 2014, to earn a target bonus under the financial component, actual EBITDA was required to be at 100% of budgeted EBITDA, or $241.6 million. To earn a threshold bonus under the financial component, EBITDA was required to be at 90% of budget. If results were less than 90% of budgeted EBITDA, the NEOs would not be entitled to an award based on Company achievement of the financial component. In 2014, to earn a maximum payout under the financial component, EBITDA was required to be at least 107.5% of budgeted EBITDA. To the extent final EBITDA results were between 90% and 107.5%, there would be a straight-line interpolation of the pay-out for the financial component.

Bonuses are paid in the first quarter of each year for the prior year’s performance once the compensation committee has had the opportunity to assess Company financial performance and accomplishments of the Company and its employees.

2014 Bonuses

Financial. For 2014, adjusted EBITDA was $249 million. Consequently, actual financial performance was approximately 103.1% of budgeted EBITDA, resulting in a payout for the financial component equal to 144% of target for Mr. Gellein and 122% of target for the other NEOs.

Qualitative. In reviewing the qualitative component of the bonus, the compensation committee determined that the Company had accomplished the majority of its 2014 objectives, including the following:

2014 Company Objectives	2014 Accomplishments
Achieve budgeted EBITDA for 2014.	Company results were $249 million; exceeding budgeted EBITDA.
Maintain corporate overhead costs of $22.8 million.	Corporate overhead was $21.7 million.
Execute capital expenditure projects on budget.	Capital expenditure projects were completed under budget.
For North American consolidated hotels, exceed 2013 gross operating profit margins by at least 100 basis points.	Gross operating profit margins for North American consolidated hotels exceeded 2013 results by 160 basis points.
Execute strategic acquisitions and capital investments as capital structure and market opportunities allow.

•   Acquired partner’s interest in the Hotel del Coronado at an implied valuation of $787 million, a 6.2% capitalization rate.

•   Acquired partner’s interest in the Fairmont Scottsdale Princess Hotel at an implied valuation of $288 million, a 6.5% capitalization rate.

•   Acquired the Four Seasons Resort Scottsdale at Troon North for $140 million, a 6.0% capitalization rate on 2015 forecasts (excluding land).

Create a plan to sell non-strategic assets.	• Executed sale of Lakeshore Athletic Club. • Executed sale of La Solana land parcel.
Create and begin to execute a multi-year plan for the balance sheet.

•   Refinanced $300 million corporate credit facility, resulting in 75 basis point reduction in interest rate spread.

•   Refinanced Loews Santa Monica Beach Hotel for $120 million, resulting in 130 basis point reduction in interest rate spread and annual savings of $1.3 million.

•   Refinanced Four Seasons Washington, D.C. for $120 million, resulting in 90 basis point reduction in interest rate spread and annual savings of $1.4 million.

•   Refinanced InterContinental Miami hotel for $115 million, increasing proceeds by $30 million and resulting in 92 basis point reduction in interest rate spread.

•   Redeemed Series A and Series C preferred equity, resulting in annual preferred equity dividend savings of $16.7 million.

2014 Company Objectives	2014 Accomplishments

•   Announced redemption of Series B preferred equity (completed in 2015), resulting in annual preferred dividend savings of $7.5 million.

•   Retired $400 million, 5.09% interest rate swap portfolio.

•   Raised $434.7 million in common equity issuance at $10.50 per share.

•   Raised $251.4 million in common equity issuance at $12.57 per share, a 20% premium to prior equity issuance.

Retain liquidity of at least $100 million at all times.	As of February 2015, $430 million of liquidity available (including undrawn line of credit).
Execute the sale of Four Seasons Punta Mita Resort and Marriott London Grosvenor Square Hotel.

•   Executed sale of Four Seasons Punta Mita Resort for $200 million, a 4.8% capitalization rate.

•   Executed sale of Marriott London Grosvenor Square Hotel for $207.7 million, a 7.1% capitalization rate.

Prudently manage the Company’s balance sheet and reduce leverage to under 5x on next debt/EBITDA.	Current net debt/EBITDA of 4.8x.

Additionally, other matters which were deemed by the Board to be important in positioning us for future success were considered, including the following:

•	Our 2014 operating results for our total United States, same store portfolio:

•	Our average daily rate, or ADR, increased 5.4% to $296;

•	Our revenue per available room, or RevPAR, 6.2% to $223;

•	Our total RevPAR increased 7.4% to $418; and

•	Our EBITDA margins (excluding the guarantee payment for our hotel manager at the JW Marriott Essex House) increased 150 bps;

•

We reduced our total leverage from nearly 7 times net debt to EBITDA to under 5 times, putting us within our targeted 3 to 5 times range, further balanced our debt maturity schedule and accumulated significant liquidity; and

•	The Company outperformed its peers and the SNL Hotel REIT Index in 1-year, 3-year and 5-year Total Shareholder Return:

Total Shareholder Return as of 12/31/14
Time	Strategic Hotels	SNL Hotel REIT Index	Peers*
1-Year	40.0%	32.0%	30.5%
3-Year	146.4%	88.1%	82.4%
5-Year	611.3%	130.1%	122.5%

*	Peers include DiamondRock Hospitality Company, LaSalle Hotel Properties, Pebblebrook Hotel Trust, Sunstone Hotel Investors, Inc. and Host Hotels & Resorts, Inc.

Supplemental.

Because of the exceptional performance during 2014 and the contributions of the NEOs to the successful execution of critical transactions that positioned the Company for on-going and future success, the compensation committee approved supplemental bonuses for our NEOs in excess of the amount calculated under the bonus formula; however, our NEOs did not receive more than the maximum bonus described under the program.

Bonuses. In light of the foregoing financial results and accomplishments, the compensation committee approved the following bonuses for 2014, based on its discretionary assessment of each NEO’s contributions to our success:

	2014 Cash Bonus
Name	EBITDA vs. Budget Component	Qualitative Component	Supplemental Component	Total 2014 Cash Bonus
Raymond L. Gellein, Jr.	$812,160	$1,128,000	$315,840	$2,256,000
Diane M. Morefield	$185,288	$227,813	$42,524	$455,625
Richard J. Moreau	$185,288	$227,813	$42,524	$455,625
Paula C. Maggio	$160,217	$196,988	$36,770	$393,975

(3) LTI Program

Under the Company’s 2004 Incentive Plan, the compensation committee has the authority to grant restricted stock units (“RSUs”), performance-based RSUs, performance shares (“PSs”) and stock options. Grants under our 2004 Incentive Plan are designed to balance the short-term focus of annual bonus awards by tying rewards to Company and stock price performance achieved over multi-year performance periods, as well as providing us with a tool to retain our NEOs. Our compensation philosophy places great emphasis on long-term incentives, which is consistent with our goal of aligning the interests of our executives with the interests of our stockholders.

The objective of our long-term incentive program, LTI Program, is to focus our NEOs on achieving significant share price growth over a three-year performance period and to reward our executives for demonstrated stockholder value creation, as measured by a combination of relative total stockholder return (stock price appreciation plus the reinvestment of dividends), or TSR, and absolute stock price performance. The 2014 LTI Program is comprised of a combination of a Performance Share Plan, or PSP, and time-based RSUs, weighted 67% and 33%, respectively, with the PSP portion designed to motivate long-term stockholder value creation and the RSU component designed to retain NEOs over the multi-year vesting period.

The following table describes the annual target value for each of our NEOs for the 2014 LTI Program:

	2014 LTI Program
NEO	Target Annual LTI Award (expressed as % of Base Salary)	2013 Year-End Annual Base Salary ($)	2014 Target Annual LTI Award Opportunity ($)
Raymond L. Gellein, Jr.	250%	$800,000	$2,000,000
Diane M. Morefield	160%	$392,533	$628,053
Richard J. Moreau	160%	$392,533	$628,053
Paula C. Maggio	160%	$340,000	$544,000

Performance Share Plan (PSP)

In order to align the interests of our executives with those of our stockholders, for 2014, the compensation committee retained the PSP as a key element of the 2014 LTI Program. Under the PSP, PSs are earned based on the Company’s relative TSR and absolute stock price performance over a three-year performance period. Because the compensation committee has determined it is important to evaluate results on a long-term basis and motivate the NEOs over a longer time horizon, the PSP measures performance over a three-year performance period. The PSP was designed to provide a strong link between pay and sustained long-term performance of the Company, as the executive’s ability to earn shares is diminished if performance goals are not achieved and sustained.

The key performance metric for the 2014 PSP was determined to be relative TSR of the Company. The compensation committee elected to benchmark the TSR measure against recognized industry indices in an effort to gauge the Company’s performance with respect to objective third-party stock indices. Of the award, 75% will be evaluated relative to the companies that comprise the SNL Lodging Index and 25% of the award will be evaluated relative to the companies that comprise the MSCI US REIT Index. The compensation committee determined that it was appropriate to have 75% of the PSP performance weighted against the companies in the SNL Lodging Index because this index is comprised only of hotel REITs and was viewed by the compensation committee to best reflect the product class against which investors assess the Company’s performance. The 25% of the PSP evaluated relative to the MSCI US REIT Index was determined to be appropriate because it contains approximately 90% of all publicly-traded REITs across all real estate classes and is a broader group of companies against which to measure performance. Under the design of the 2014 PSP, participants are also subject to an absolute stock price performance metric as there will be no shares earned under the terms of the 2014 PSP if the Company’s 60-trading day average stock price at the end of the performance period is below 50% of the 60-trading day average stock price at the beginning of the performance period, regardless of how well the Company performed compared to its peers.

The performance period for the 2014 PSP began on January 2, 2014 and ends on December 31, 2016. Consistent with the design of the 2012 and 2013 PSPs, in light of the volatility in the Company’s stock price, the compensation committee elected to determine TSR for the Company and for the companies in the indices against which the Company is being ranked, by using as a starting stock price the average closing stock price for the 60-trading days ending December 31, 2013 for the 2014 LTI Program. This results in a starting stock price for the Company of $8.86 for the 2014 LTI Program. To determine the ending stock price as of year-end 2016, the calculation for the Company and for the companies in the indices against which the Company is being ranked, will be the average closing stock price for the 60-trading days ending December 31, 2016.

The 2014 PSP grants equaled 67% of the 2014 LTI Program annual target value divided by the grant date closing stock price as follows:

NEO	LTI Target for PSP (67% of Target) ($)	2014 PSP Grant (# Shares)
Raymond L. Gellein, Jr.	$1,340,000	140,021
Diane M. Morefield	$420,795	43,970
Richard J. Moreau	$420,795	43,970
Paula C. Maggio	$364,480	38,086

For the 2014 LTI Program, based on the Company’s TSR performance during the 2014-2016 performance period, the NEOs will be eligible to receive between 0% and 150% of the number of target shares under the 2014 PSP as further described below:

BEE TSR Percentile Rank vs. Companies in the SNL Lodging Index (75% weighting)		BEE TSR Percentile Rank vs. Companies in the MSCI US REIT Index (25% weighting)
Percentile Rank	SNL Multiple of Target Shares Earned(1)	Percentile Rank	MSCI Multiple of Target Shares Earned(1)
100%	1.50	100%	1.50
75%	1.25	75%	1.25
50%	1.00	50%	1.00
25%	0.25(2)	25%	0.25(2)
Below 25%	0	Below 25%	0

(1)	Payouts for performance between TSR percentile ranking levels are calculated using straight line interpolation.
(2)	For the 2014 LTI Program, the threshold payout level was reduced from .50 to .25 to better align our NEOs with our stockholders.

Under the 2014 LTI Program, if performance by the Company against either component is at the 85th percentile or higher, the NEOs will earn an additional 10% of the original target grant for such component. To ensure the Company does not reward negative TSR, the 2014 LTI Program limits the award to a payout at target if TSR is not positive for the performance period, even if the Company is above the 50th percentile rank of the companies in the indices. Additionally, if the Company’s ending stock price is below 50% of the 60-trading day starting stock price, there will be no shares earned, even if the Company is at or above the 25th percentile rank of companies in the indices. Overall, the compensation committee determined that the formulae described above for calculating each NEO’s 2014 PSP awards appropriately reflected our pay-for-performance philosophy for 2014.

Restricted Stock Units (RSUs)

In order to retain NEOs over a three-year vesting period for the 2014 PSP, RSUs comprised 33% of the target award under the 2014 LTI Program.

Under the 2014 LTI Program, the three-year time-vested RSU grants made to our NEOs are detailed in the table below:

NEO	LTI Value of RSU (33% of Target)	2014 RSU Grant (# of shares)
Raymond L. Gellein, Jr.	$660,000	68,966
Diane M. Morefield	$207,258	21,657
Richard J. Moreau	$207,258	21,657
Paula C. Maggio	$179,520	18,759

2015 Base Salaries and LTI Program Adjustments

Other than Mr. Gellein, who did not receive a base salary adjustment as of January 1, 2015, our NEOs received base salary adjustments to reflect the competitive market, peer group data and individual performance as of January 1, 2015 as follows:

NEO	2014 Base Salary	2015 Base Salary
Diane M. Morefield	$405,000	$417,150
Richard J. Moreau	$405,000	$417,150
Paula C. Maggio	$350,200	$385,000

For 2015, the compensation committee retained the same general long-term incentive design that was used for the prior years’ long-term incentive plans, but with the following modifications intended to further enhance the pay for performance design of the LTI Program, to ensure the Company’s target compensation amounts were consistent with market medians, and to further incentivize the participants. Under the 2015 LTI Program, the compensation committee made the following modifications:

•

Upon the recommendation of Towers Watson based on its review of long-term incentive compensation of the peer group, the compensation committee increased the target grant value for our NEOs, other than our CEO, from 160% of base salary to 225% of base salary.

•

The compensation committee removed the MSCI US REIT Index as a performance metric for the 2015 PSP resulting in the SNL Lodging REIT Index being the sole measure against which performance is evaluated. The compensation committee determined it was most appropriate to evaluate the Company against other lodging REITS and that the inclusion of REITS in other asset classes could lead to skewed results based on the different economic cycles of such asset classes.

•

Earlier in 2014, the compensation committee had adjusted the threshold pay-out under the 2014 PSP from .50 of target down to .25 of target at performance at the 25th percentile. In 2015, based upon the recommendation of Towers Watson, in light of market data regarding performance share plans in the 2014 Peer Group, the compensation committee retained the adjusted threshold pay-out from the 2014 PSP, but also adjusted the pay-out calibration from 1.6 of target at the 100th percentile to 2.0 of target at the 85th percentile for the 2015 PSP.

Based on the closing stock price on the February 23, 2015 grant date as well as the NEOs 2014 year-end base salary, each NEO was granted the following number of PSs and RSUs under the 2015 LTI Program:

NEO	2015 PSP Grant (# of Shares)	2015 RSU Grant (# of shares)
Raymond L. Gellein, Jr.	119,552	58,884
Diane M. Morefield	46,358	22,833
Richard J. Moreau	46,358	22,833
Paula C. Maggio	40,085	19,744

(4) Perquisites and Other Benefits

We provide executive officers with a limited number of perquisites that we and the compensation committee believe are reasonable and consistent with our industry. The compensation committee reviews the perquisites annually. Mr. Gellein receives an annual $50,000 stipend to offset his commuting expenses from his home to the Company’s headquarters.

(5) Retirement

We do not have a defined benefit pension plan. The Strategic Hotel Funding, L.L.C. 401(k) Plan, or 401(k) Plan, is a retirement savings plan pursuant to which all U.S.-based employees, including the NEOs, are able to contribute and receive Company matching contributions. In the event of achievement of our financial goals, we retain discretion to provide an additional contribution to the accounts of all employees participating in the 401(k) Plan. In 2014, we did not make any discretionary additional contributions.

(6) Employment Agreements

We have an employment agreement with Mr. Gellein. The employment agreement is intended to ensure retention of Mr. Gellein as the critical member of the management team and to motivate Mr. Gellein to achieve superior long-term results on behalf of the Company. The compensation program structure in Mr. Gellein’s employment agreement includes base salary, annual incentive bonus opportunity and an annual long-term incentive award. The compensation committee believes that Mr. Gellein’s compensation structure appropriately motivates and incents Mr. Gellein and aligns his interests with the interests of the stockholders.

We also have agreements with Ms. Morefield, Mr. Moreau and Ms. Maggio regarding severance in the event of termination without cause, constructive termination or change-in-control. See “—Potential Post-Termination Payments—Severance Program” beginning on page 43. At the time such agreements were entered into, the compensation committee reviewed severance protections for executive officers in the Company’s then peer group of companies and determined that entering into the agreements provided contractual severance protections in the event of termination without cause or a change-in-control that were consistent with protections found at peer companies.

VII.	Adjustment or Recovery of Awards

The Company has a clawback policy that permits the Company to clawback performance-based compensation paid to our NEOs in the event of a material restatement of the Company’s financial results and a determination that the amount of any performance-based compensation would have been lower if it had not been calculated based on such financials and that such NEO engaged in fraud or willful unlawful misconduct that materially contributed to the need for the restatement.

Additionally, to the extent that any of our financial results are misstated as a result of Mr. Gellein’s willful misconduct or gross negligence and financial results are subsequently restated downward, which would result in lower awards to Mr. Gellein, Mr. Gellein’s employment agreement provides for offsets to future amounts due and/or clawbacks against past amounts paid pursuant to compensatory awards.

Finally, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Gellein and Ms. Morefield must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities during those 12 months.

VIII.	Stock Ownership Policy

The compensation committee has adopted stock ownership guidelines pursuant to which executive officers are required to own stock or RSUs in the Company equal to a percentage of their base salary, depending on their position. Mr. Gellein is required to own stock or RSUs equal to five times his base salary and the other NEOs are required to own stock or RSUs equal to three times their base salary. Executives are required to reach these levels within five years of the later of commencement of employment or promotion to such executive level. Our NEOs are in compliance with these guidelines as of April 1, 2015.

In 2015, in consultation with Towers Watson, the compensation committee has adopted a stock holding policy that requires members of our Board of Directors to maintain ownership of the Company’s stock (or RSUs) valued at three times the annual cash retainer paid to members of the Board of Directors. Directors are required to reach these levels within five years. This serves to ensure all members of the Board retain a long-term equity investment in the Company and aligns their interests with the interests of the stockholders. Members of our Board of Directors are in compliance with this guideline as of April 1, 2015.

IX.	Hedging and Pledging Policy

We maintain an anti-hedging policy that expressly prohibits executives and directors from holding Company securities in a margin account or pledging our securities as collateral for a loan.

Compensation Committee Report

The compensation committee of the Board of Directors, or the Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, recommends to the Board that it be included in our annual report on Form 10-K and our proxy statement.

Compensation Committee

James A. Jeffs (Chairman)

Richard D. Kincaid

David M.C. Michels

Eugene F. Reilly

Sheli Z. Rosenberg

The following table sets forth for the year indicated the annual compensation of our CEO, our CFO and our other NEOs.

2014 SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)		Option awards ($)	Non-equity incentive plan compen- sation ($)(2)		Change in pension value and nonqualified deferred compensation earnings ($)	All other compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)		(e)		(f)	(g)		(h)	(i)		(j)
Raymond L. Gellein, Jr.	2014	$862,615	$315,840	(4)	$2,032,210		—	$1,940,160	(4)	—	$70,274	(5)	$5,221,099	(6)
President and Chief Executive Officer	2013	$800,000	—		$—		—	$1,454,760		—	$65,300		$2,320,060
	2012	$95,385	—		$2,085,034		—	$200,000		—	$11,492		$2,391,911

Diane M. Morefield	2014	$405,000	$42,525	(4)	$638,163		—	$413,100	(4)	—	$15,600	(3)(7)	$1,514,388
Executive Vice President, Chief Financial Officer	2013	$392,533	—		$678,832		—	$414,868		—	$15,300		$1,501,533
	2012	$392,093	—		$640,318		—	$2,832,126		—	$15,000		$3,879,537

Richard J. Moreau	2014	$405,000	$42,525	(4)	$638,163		—	$413,100	(4)	—	$15,600	(3)(7)	$1,514,388
Executive Vice President and Chief Operating Officer	2013	$392,533	—		$678,832		—	$414,868		—	$15,300		$1,501,533
	2012	$392,093	—		$640,318		—	$2,832,126		—	$15,000		$3,879,537

Paula C. Maggio	2014	$350,200	$36,771	(4)	$552,766		—	$357,204	(4)	—	$15,600	(3)(7)	$1,312,541
Executive Vice President, Secretary & General Counsel	2013	$340,000	—		$587,982		—	$359,346		—	$15,300		$1,302,628
	2012	$340,000	—		$535,559		—	$2,250,542		—	$15,000		$3,141,101

Stephen M. Briggs(8)	2014	$147,556	$—		$31,448	(9)	—	$—		—	$521,048	(3)(7)(8)	$700,052
Senior Vice President,	2013	$250,000	—		$286,327		—	$202,005		—	$15,300		$753,632
Chief Accounting Officer	2012	$240,824	—		$270,076		—	$2,090,542		—	$15,000		$2,616,442

(1)	This column shows the full grant date fair value of the stock awards granted to the NEOs in 2014, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. Generally, the full grant date fair value is the amount expensed in our financial statements over the vesting period of the award. The assumptions used in the calculation of these amounts are discussed in Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.
(2)	This column represents amounts earned by the NEO under the Company’s annual bonus program with respect to 2014 performance. See the “Compensation Discussion and Analysis” for further information regarding the Company’s 2014 bonus program.
(3)	Each NEO received 401(k) matching contributions of $15,600 in 2014.
(4)	Sum of “Bonus” column and “Non-Equity Incentive Plan Compensation” column equals full cash bonus for 2014.
(5)	This amount represents a stipend under Mr. Gellein’s employment agreement to offset his commuting expenses ($50,000), a 401(k) matching contribution ($15,600) and personal travel and medical costs ($4,674).
(6)	Mr. Gellein joined the Company in November 2012. Calendar year 2014 reflects the first year of Mr. Gellein’s tenure as our CEO that he received a pay-out under all three of our main compensation elements: base salary, annual bonus and LTI program.
(7)	The aggregate incremental cost to us for perquisites for Ms. Morefield, Mr. Moreau, Ms. Maggio and Mr. Briggs did not exceed $10,000.
(8)	Mr. Briggs’ employment with the Company ended June 30, 2014. “All other compensation” includes severance in the amount of $505,448.
(9)	Mr. Briggs’ employment with the Company ended June 30, 2014. Stock awards represents grant date full value of performance shares granted in 2014 that were not forfeited as part of separation from service.

2014 Grants of Plan-Based Awards Table

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock or units (#)(3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair- value of stock & option awards(4)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	(i)	(j)	(k)	(l)
Raymond L. Gellein, Jr.	—	$564,000	$1,128,000	$2,256,000	—	—	—	—	—	—	—
	2/25/2014				70,011	140,021	224,034	—	—	—	—
	2/25/2014				—	—	—	68,966	—	—	$2,032,210
Diane M. Morefield	—	$151,875	$303,750	$455,625	—	—	—	—	—	—	—
	2/25/2014	—	—	—	21,985	43,970	70,352	—	—	—	—
	2/25/2014	—	—	—	—	—	—	21,657	—	—	$638,163
Richard J. Moreau	—	$151,875	$303,750	$455,625	—	—	—	—	—	—	—
	2/25/2014	—	—	—	21,985	43,970	70,352	—	—	—	—
	2/25/2014	—	—	—	—	—	—	21,657	—	—	$638,163
Paula C. Maggio	—	$131,325	$262,650	$393,975	—	—	—	—	—	—	—
	2/25/2014	—	—	—	19,043	38,086	60,938	—	—	—	—
	2/25/2014	—	—	—	—	—	—	18,759	—	—	$552,766
Stephen M. Briggs(5)	—	—	—	—	—	—	—	—	—	—	—
	2/25/2014	—	—	—	1,605	3,209	5,134	—	—	—	—
	2/25/2014	—	—	—	—	—	—	—	—	—	$31,448

(1)	These columns show the potential value of the payout for each NEO if the threshold, target or maximum goals are satisfied under the 2014 annual bonus program. The performance goals, salary and bonus multiples for determining the payout are described in the “Compensation Discussion and Analysis”. The amounts earned by each NEO with respect to 2014 performance are reported in the non-equity incentive plan compensation and bonus columns in the 2014 Summary Compensation Table.
(2)	These columns show the potential number of shares to be earned by each NEO if the threshold, target or maximum goals are satisfied for the performance share awards granted in 2014 under the 2014 LTI Program. These performance shares will vest on December 31, 2016 based on the Company’s total shareholder return over the 2014-2016 performance period.
(3)	This column shows the restricted stock unit awards granted in 2014. These restricted stock units vest in one-third increments on the first day of January for each of the three years following the grant date.
(4)	This column shows the full grant date fair value of the stock awards granted to the NEOs in 2014, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. Generally, the full grant date fair value is the amount expensed in our financial statements over the vesting period of the award. The assumptions used in the calculation of these amounts are discussed in Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.
(5)	Mr. Briggs’ employment with the Company ended June 30, 2014. Estimated future payouts under equity incentive plan awards represent the number of performance share units granted to Mr. Briggs’ in 2014 that were not forfeited as part of his separation from service.

2014 Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other Rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
(a)	(g)	(h)	(i)	(j)
Raymond L. Gellein, Jr.	143,796	$1,902,421	367,912	$4,867,476
Diane M. Morefield	51,727	$684,348	102,333	$1,353,866
Richard J. Moreau	51,727	$684,348	102,333	$1,353,866
Paula C. Maggio	44,480	$588,470	88,638	$1,172,681
Stephen M. Briggs(4)	—	$—	15,518	$205,303

(1)	The vesting schedules for the awards of RSUs and performance shares (PS) at target under the PSP to our NEOs, outstanding as of December 31, 2014, are as set forth below. Each RSU award vests on January 1 of the vesting year shown and each PS award vests on December 31 of the vesting year shown.

Raymond L. Gellein, Jr.:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2015	2016	2017	Total Unvested
11/19/2012	RSU	112,245	37,415	37,415	37,415	—	74,830
11/19/2012	PS	227,891	—	227,891	—	—	227,891
2/25/2014	RSU	68,966	—	22,989	22,989	22,988	68,966
2/25/2014	PS	140,021	—	—	140,021	—	140,021

		549,123	37,415	288,295	200,425	22,988	511,708
Diane M. Morefield:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2015	2016	2017	Total Unvested
2/21/2012	RSU	32,719	21,813	10,906	—	—	10,906
2/26/2013	RSU	28,746	9,582	9,582	9,582	—	19,164
2/26/2013	PS	58,363	—	58,363	—	—	58,363
2/25/2014	RSU	21,657	—	7,219	7,219	7,219	21,657
2/25/2014	PS	43,970	—	—	43,970	—	43,970

		185,455	31,395	86,070	60,771	7,219	154,060
Richard J. Moreau:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2015	2016	2017	Total Unvested
2/21/2012	RSU	32,719	21,813	10,906	—	—	10,906
2/26/2013	RSU	28,746	9,582	9,582	9,582	—	19,164
2/26/2013	PS	58,363	—	58,363	—	—	58,363
2/25/2014	RSU	21,657	—	7,219	7,219	7,219	21,657
2/25/2014	PS	43,970	—	—	43,970	—	43,970

		185,455	31,395	86,070	60,771	7,219	154,060
Paula C. Maggio:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2015	2016	2017	Total Unvested
2/21/2012	RSU	27,366	18,244	9,122	—	—	9,122
2/26/2013	RSU	24,899	8,300	8,300	8,299	—	16,599
2/26/2013	PS	50,552	—	50,552	—	—	50,552
2/25/2014	RSU	18,759	—	6,253	6,253	6,253	18,759
2/25/2014	PS	38,086	—	—	38,086	—	38,086

		159,662	26,544	74,227	52,638	6,253	133,118
Stephen M. Briggs:
			Vesting
Grant Date	Type of Award	Total Award	Vested	2015	2016	2017	Total Unvested
2/26/2013	PS	12,309	—	12,309	—	—	12,309
2/25/2014	PS	3,209	—	—	3,209	—	3,209

		15,518	—	12,309	3,209	—	15,518
(2)	Market value calculated based on our closing stock price as of December 31, 2014 ($13.23).
(3)	Assumes performance under the PSP is target.
(4)	Mr. Briggs’ employment with the Company ended June 30, 2014.

2014 Option Exercises and Stock Vested Table

	Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)(3)
(a)	(d)	(e)
Raymond L. Gellein, Jr.	37,415	$356,939
Diane M. Morefield	126,884	$1,510,999
Richard J. Moreau	125,248	$1,495,392
Paula C. Maggio	105,424	$1,257,102
Stephen M. Briggs(4)	63,187	$734,380

(1)	This column represents the number of stock awards previously issued under the 2004 Incentive Plan which vested during 2014.
(2)	The value was calculated by multiplying the number of shares that were vesting by the closing price of our stock on the vesting date. No options were exercised in 2014.
(3)	Receipt of some or all of the stock awards may have been deferred. See the “2014 Nonqualified Deferred Compensation Plan Table,” below.
(4)	Mr. Briggs’ employment with the Company ended June 30, 2014.

2014 Nonqualified Deferred Compensation Plan Table

The following table sets forth certain information with respect to deferrals made by our NEOs pursuant to our equity compensation plan, the earnings thereon and the aggregate balance at December 31, 2014:

Name (a)	Executive contributions in last FY ($)(1) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($)(2) (d)	Aggregate withdrawals/ distributions ($)(3) (e)	Aggregate balance at last FYE ($)(4) (f)
Raymond L. Gellein, Jr.	—	—	—	—	—
Diane M. Morefield	—	—	—	—	—
Richard J. Moreau	$1,495,392	—	$148,789	$(2,825,429)	$1,872,878
	$2,825,429	—	$33,659	—	$2,859,088
Paula C. Maggio	—	—	—	—	—
Stephen M. Briggs (5)	—	—	—	—	—

(1)	The first row for Mr. Moreau reports amounts that reflect the value of RSUs and PSUs which vested during 2014 and were deferred by the NEO. The value was determined based on the number of RSUs and PSUs vested and deferred multiplied by the stock closing price on the vesting date. The second row for Mr. Moreau represents the amount credited to him in cash pursuant to a deferred compensation account established pursuant to the agreement described in footnotes (3) and (4) below.
(2)	Amount reflects the increase in vested and deferred RSU value during 2014.
(3)	Amount reflects value of repurchased RSUs on the date of repurchase and credited as cash-based non-qualified deferred compensation pursuant to the terms of that certain Investment Election for Vested and Deferred Awards dated November 6, 2014 by and between Mr. Moreau and the Company. For more information, please refer to that agreement, a copy of which is attached as Exhibit 10.1 to our Form 8-K filed with the SEC on November 6, 2014.
(4)

Amount in the first row for Mr. Moreau reflects the number of aggregate vested and deferred RSUs multiplied by the stock closing price on December 31, 2014 ($13.23). Amount in the second row for Mr. Moreau reflects the closing prices, on December 31, 2014, of the hypothetical investments measuring the value of his deferred compensation account (based on his self-direction of that account’s rate of return through a trading platform of investments generally mirroring those available under the Company’s 401(k)

plan). As adjusted for earnings, the final value of Mr. Moreau’s deferred compensation account will be paid to him in a lump sum six months after his termination of employment for any reason.
(5)	Mr. Briggs’ employment with the Company ended June 30, 2014.

Potential Post-Termination Payments

Raymond L. Gellein, Jr. Employment Agreement

On November 19, 2012, the Company entered into an employment agreement with Raymond L. Gellein, Jr., the Company’s President and Chief Executive Officer, effective as of November 2, 2012, pursuant to which Mr. Gellein would serve as the Company’s President and Chief Executive Officer through December 31, 2014, subject to earlier termination under certain circumstances. On October 10, 2014, the Company and Mr. Gellein entered into Amendment No. 1 to the employment agreement, which, among other things, extended the term of the agreement through December 31, 2015, or the Agreement Term. We refer to the employment agreement, as amended, as the Agreement.

The Agreement also obligates the Company to nominate Mr. Gellein for election to the Company’s Board during the Agreement Term.

Under the Agreement, Mr. Gellein will receive an annual base salary of not less than $940,000. Additionally, Mr. Gellein will be eligible to receive an annual cash performance-based bonus between 60% and 240% of annual base salary, with a target bonus of 120% of annual base salary. In addition, the compensation committee of the Board may, in its discretion, award additional incentive compensation to Mr. Gellein during the Agreement Term.

Mr. Gellein will also be eligible for a long-term incentive award with a target value of 250% of Mr. Gellein’s base salary on such terms as the compensation committee may determine.

In the event of Mr. Gellein’s death or disability or in the event of the Company’s termination of Mr. Gellein’s employment other than for Cause, as defined in the Agreement, or Mr. Gellein’s Constructive Termination, as defined in the Agreement, of employment prior to or more than 24 months after a Change in Control, as defined in the Agreement, Mr. Gellein is entitled to the following post-termination benefits: (i) a lump sum payment equal to two times the sum of his annual base salary then in effect plus his target bonus, (ii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in a lump sum, (iii) continued medical coverage for 24 months or if the Company so elects, a lump sum payment reflecting such cost, and (iv) RSUs, restricted stock, and options continue to vest and become payable at the same time and in the same manner as though Mr. Gellein had remained in employment with the Company. With respect to such events, Mr. Gellein’s performance share award grant agreements provide that any performance share awards granted to Mr. Gellein become vested and pay out in the same manner as though Mr. Gellein had remained in employment with the Company. In the event of Mr. Gellein’s termination of employment at the end of the Agreement Term other than for Cause, RSUs, restricted stock and options continue to vest and become payable at the same time and in the same manner as though Mr. Gellein had remained in employment with the Company and any performance share awards granted to Mr. Gellein become vested and pay out in the same manner as though Mr. Gellein had remained in employment with the Company.

In the event Mr. Gellein’s employment is terminated by the Company in connection with the hiring of a successor Chief Executive Officer and certain conditions exist, Mr. Gellein, shall be entitled to the benefits described in the preceding paragraph regarding a termination other than for Cause, except for a reduction in benefits as follows: (1) the lump sum amount described in (i) above shall be reduced to a lump sum amount equal to one times the sum of his annual base salary and target bonus, and the continued medical coverage described in (iii) above shall be reduced to a period of twelve (12) months following the date of termination.

In the event of Mr. Gellein’s constructive termination or termination by the Company without Cause on or within 24 months following a Change in Control, Mr. Gellein is entitled to the following post-termination benefits: (i) a lump sum payment equal to three times the sum of his annual base salary then in effect plus his target bonus, (ii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in lump sum, (iii) continued medical coverage for 36 months following the date of termination or if the Company so elects, a lump sum payment reflecting such cost, (iv) RSUs become immediately payable and all restrictions on any restricted stock lapse and all options immediately vest and remain exercisable for up to five years following the date of termination, and (v) any performance share awards are treated in accordance with their terms, which generally provide for a shortened performance period ending immediately prior to a Change in Control and for payment upon a Change in Control.

For purposes of the Agreement, the definition of “Cause” is: (i) conduct relating to the Company involving gross negligence, gross mismanagement or unauthorized disclosure of confidential information; (ii) dishonesty or a violation of the Code of Business Conduct and Ethics that could be expected to result in a detrimental impact on the Company; (iii) gross destruction of business operations or illegal or disreputable conduct and any acts that violate any policy of the Company relating to discrimination or harassment; (iv) commission of a felony or a crime of moral turpitude; or (v) material breach of the terms of the Agreement.

For purposes of the Agreement, “Constructive Termination” means (i) we materially reduce Mr. Gellein’s base salary or bonus opportunity or materially breach the agreement; (ii) we materially reduce Mr. Gellein’s duties or authority; (iii) we relocate our principal offices, or the executive’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to the Company, or the Company itself following a Change of Control, fails to assume the employment agreement or affirm its obligations thereunder in any material respect.

For the purposes of the Agreement, “Change in Control” generally means any of the following:

•	certain acquisitions of 30% or more of the combined voting power of our then outstanding securities;

•	an unapproved change in the majority of our Board;

•	certain mergers, consolidations, reorganizations or similar events involving the Company;

•	the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets; or

•	our liquidation or dissolution.

Notwithstanding the foregoing, a Change in Control that results from a transaction consummated by an entity in which Mr. Gellein has an equity or debt interest (other than passive ownership of the securities of a publicly traded company acquired in the open market with personal funds) or with which Mr. Gellein is associated as a director, officer, employee, consultant or advisor, will not be considered a Change in Control unless Mr. Gellein’s duties and responsibilities following such transaction are substantially and materially different from the duties and responsibilities contemplated by the Agreement for the role of a chief executive officer.

The Agreement also provides that payments to Mr. Gellein are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The following table quantifies the amounts that we would owe Mr. Gellein upon his termination and/or a Change in Control, as defined in the Agreement, or CIC, under the circumstances specified below (if such had occurred on December 31, 2014):

Raymond L. Gellein, Jr.
Executive Benefits and Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination		Upon CIC or within 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	$1,880,000		N/A		$1,880,000		$2,820,000
Short-Term Incentive	N/A	$2,256,000		N/A		$2,256,000		$3,348,000
Pro-rata Bonus for Year	N/A	$1,128,000		N/A		$1,128,000		$1,128,000
Value of Accelerated Awards
RSUs	N/A	$1,902,421	(d)	$—		$1,902,421	(d)	$1,902,421
PSs	N/A	$4,867,476	(e)	$4,867,476	(f)	$4,867,476	(e)	$4,867,476	(f)
Value of Perquisites and Benefits
Accrued Vacation	$10,904	$10,904		N/A		$10,904		$10,904
Health Care	N/A	40,897		N/A		$40,897		$61,345

Total	$10,904	$12,085,698		$4,867,476		$12,085,698		$14,138,146

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2014, and are based on our closing stock price as of December 31, 2014 ($13.23).
(c)	As an employee, Mr. Gellein participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	In the event of termination due to death or disability, termination other than for cause or constructive termination prior to or more than 24 months after a CIC, RSUs vest and are payable at the same time and manner as though Mr. Gellein had remained employed. Value shown is 100% of RSUs that would continue to be earned (143,796) multiplied by the December 31, 2014 stock price ($13.23).
(e)	In the event of termination due to death or disability, termination other than for cause or constructive termination prior to or more than 24 months after a CIC, PSs vest and pay-out on the same timeline as though Mr. Gellein had remained employed with the Company. The value of the PSs at target (367,912 shares), based on the December 31, 2014 closing stock price ($13.23), is $4,867,476. The value of the PSs at maximum (588,659 shares) based on the December 31, 2014 closing stock price ($13.23) is $7,787,959.
(f)	In the event of CIC, PSs provide for a truncated performance period ending immediately prior to the CIC. The value of the PSs at target (367,912 shares), based on the December 31, 2014 closing stock price ($13.23) is $4,867,476. The value of the PSs at maximum (588,659 shares) based on the December 31, 2014 closing stock price ($13.23) is $7,787,959.

Severance Program

NEOs other than Mr. Gellein are each parties to an agreement, the Severance Agreement, pursuant to which if the NEO is terminated without “Cause” (as defined below) or experiences a “Constructive Termination” (as defined below), each NEO would be entitled to (i) severance pay equal to one times (two times if the termination is by reason of a Change of Control, as defined in our 2004 Incentive Plan) base salary plus target bonus of (a) 75% of base salary for Ms. Morefield, Mr. Moreau and Ms. Maggio, (ii) pro-rata target bonus for the year of termination and (iii) continuation of medical coverage for 12 months (24 months if the termination is by reason of a Change of Control). In addition, such termination will cause all RSUs and performance-based shares earned, if any, scheduled to vest within the one-year period following termination to immediately and fully vest. Unearned performance-based shares that could be earned within the year shall be deemed earned and vested at target. If the NEO is terminated without Cause or experiences a Constructive Termination by reason of or within two years after a Change of Control, all RSUs and performance-based shares earned, if any, will immediately and fully vest on termination of employment and any unearned performance-based shares will be treated as earned at target and immediately and fully vest on such termination of employment.

For purposes of the agreements, the definition of “Cause” is: (i) the willful and continued failure by the NEO, after notice and opportunity to cure, to substantially perform duties, (ii) willful gross misconduct involving serious moral turpitude or breach of loyalty, (iii) conviction of felony, crime involving fraud or other illegal conduct injurious to the Company, (iv) a material breach of material written policies, (v) willful dishonesty in connection with Company business, (vi) willfully impeding, obstructing or failing to cooperate with a Board authorized investigation or (vii) the willful withholding, removing, concealing or falsifying material during an investigation.

“Constructive Termination” means (i) we materially reduce the executive’s base salary or bonus opportunity or materially breach the agreement; (ii) we materially reduce the executive’s duties or authority; (iii) we relocate our principal offices, or the executive’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to the Company, or the Company itself following a Change of Control, fails to assume the employment agreement or affirm its obligations thereunder in any material respect.

For the purposes of the agreements, “change-in-control” is as defined in the 2004 Incentive Plan and generally means any of the following:

•	certain acquisitions of 25% or more of the combined voting power of our then outstanding securities;

•	an unapproved change in the majority of our Board;

•	certain mergers, consolidations, reorganizations or similar events;

•	the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets; or

•	our liquidation or dissolution.

The following tables quantify amounts we would owe our other NEOs upon their termination and/or a Change in Control, as defined in the Severance Agreement, or CIC, under the circumstances specified below (if such had occurred on December 31, 2014):

Diane M. Morefield
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination			Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A			N/A		$405,000		$810,000
Short-Term Incentive	N/A	N/A			N/A		$303,750		$607,500
Pro-Rata Short-Term Incentive	N/A	N/A			N/A		$303,750		$303,750
Value of Accelerated Awards
RSUs	N/A	$684,348	(d)	$	N/A		$366,564	(e)	$684,348	(d)
PSs	N/A	$708,678	(f)		$—	(g)	—	(h)	$1,353,866	(i)
Value of Perquisites and Benefits
Accrued Vacation	$45,952	$45,952			N/A		$45,952		$45,952
Health Care	N/A	N/A			N/A		$29,211		$58,422

Total	$45,952	$1,438,978		$	N/A		$1,454,227		$3,863,838

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2014, and are based on our closing stock price as of December 31, 2014 ($13.23).
(c)	As an employee, Ms. Morefield participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death, disability or upon or within 24 months after CIC and termination without Cause or Constructive Termination, vesting of all outstanding RSU grants (51,727) is accelerated.

(e)	Upon termination without Cause or Constructive Termination, vesting of RSU grants scheduled to vest within the one-year period following such termination (27,707) is accelerated.
(f)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, for the PS award granted February 26, 2013, such pro-rated award equals 38,909 PSs equivalent to $514,766 based on closing stock price of ($13.23) on December 31, 2014 and for the PS award granted February 25, 2014, such pro-rated award equals 14,657 PSs equivalent to $193,912 based on a closing stock price of $13.23 on December 31, 2014.
(g)	In the event of a CIC without termination, PSs provide for a truncated performance period ending immediately prior to the CIC; however, such PSs continue to vest and otherwise paid when awards are paid under plan. At target, PSs 102,333 shares are equivalent to $1,353,866 based on closing stock price of ($13.23) on December 31, 2014. The value of the PSs at maximum 163,733 shares based on the December 31, 2014 closing stock price ($13.23) is $2,166,185.
(h)	Upon termination without Cause or Constructive Termination, to receive a pro-rated PS award for PS award scheduled to be earned within the one-year period following such termination; however, such PS award is to be paid when awards are paid under the plan. At target, pro-rated PS award equals 38,909 PSs equivalent to $514,766 based on closing stock price ($13.23) on December 31, 2014.
(i)	In the event of a CIC with termination without Cause or Constructive Termination, PSs provide for a truncated performance period ending immediately prior to CIC and vest at such time. At target, PSs (102,333 shares) are equivalent to $1,353,866 based on a closing stock price of $13.23 on December 31, 2014. The value of PSs at maximum (163,733 shares) based on December 31, 2014 closing stock price of $13.23 is $2,166,185.

Richard J. Moreau
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination		Death or Disability		CIC Without Termination			Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A		N/A			N/A		$405,000		$810,000
Short-Term Incentive	N/A		N/A			N/A		$303,750		$607,500
Pro-Rata Short-Term Incentive	N/A		N/A			N/A		$303,750		$303,750
Value of Accelerated Awards
RSUs	N/A		$684,348	(d)	$	N/A		$366,564	(e)	$684,348	(d)
PSs	N/A	(f)	$708,678	(f)		$—	(g)	—	(h)	$1,353,866	(i)
Nonqualified Deferred Compensation	$2,859,088	(j)	$2,859,088	(j)		$2,859,088	(j)	$2,859,088	(j)	$2,859,088	(j)
Value of Perquisites and Benefits
Accrued Vacation	$10,904		$10,904			N/A		$10,904		$10,904
Health Care	N/A		N/A			N/A		$20,448		$40,897

Total	$2,869,992		$4,263,018			$2,859,088		$4,249,056		$6,670,353

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2014, and are based on our closing stock price as of December 31, 2014 ($13.23).
(c)	As an employee, Mr. Moreau participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death, disability or upon or within 24 months after CIC and termination without Cause or Constructive Termination, vesting of all outstanding RSU grants (51,727) is accelerated.
(e)	Upon termination without Cause or Constructive Termination, vesting of RSU grants scheduled to vest within the one-year period following such termination (27,707) is accelerated.
(f)	Upon retirement upon reaching age 62, death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, for the PS award granted February 26, 2013, such pro-rated award equals 38,909 PSs equivalent to $514,766 based on closing stock price of ($13.23) on December 31, 2014 and for the PS award granted February 25, 2014, such pro-rated award equals 14,657 PSs equivalent to $193,912 based on a closing stock price of $13.23 on December 31, 2014.
(g)	In the event of a CIC without termination, PSs provide for a truncated performance period ending immediately prior to the CIC; however, such PSs continue to vest and otherwise paid when awards are paid under plan. At target, PSs 102,333 shares are equivalent to $1,353,866 based on closing stock price of ($13.23) on December 31, 2014. The value of the PSs at maximum 163,733 shares based on the December 31, 2014 closing stock price ($13.23) is $2,166,185.
(h)	Upon termination without Cause or Constructive Termination, to receive a pro-rated PS award for PS award scheduled to be earned within the one-year period following such termination; however, such PS award is to be paid when awards are paid under the plan. At target, pro-rated PS award equals 38,909 PSs equivalent to $514,766 based on closing stock price ($13.23) on December 31, 2014.

(i)	In the event of a CIC with termination without Cause or Constructive Termination, PSs provide for a truncated performance period ending immediately prior to CIC and vest at such time. At target, PSs (102,333 shares) are equivalent to $1,353,866 based on a closing stock price of $13.23 on December 31, 2014. The value of PSs at maximum (163,733 shares) based on December 31, 2014 closing stock price of $13.23 is $2,166,185.
(j)	See footnote (4) under “2014 Nonqualified Deferred Compensation Plan Table” for further discussion of the deferred compensation account that becomes payable six months after termination of employment for any reason, with this table reporting the value of Mr. Moreau’s account on December 31, 2014 (but note that amount would be adjusted for earnings and paid six months later if December 31, 2014 were to be his termination date).

Paula C. Maggio
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination			Prior to CIC or more than 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 24 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A			N/A		$350,020		$700,040
Short-Term Incentive	N/A	N/A			N/A		$262,515		$525,030
Pro-Rata Short-Term Incentive	N/A	N/A			N/A		$262,515		$262,515
Value of Accelerated Awards
RSUs	N/A	$588,470	(d)	$	N/A		$313,220	(e)	$588,470	(d)
PSs	N/A	$613,555	(f)		$—	(g)	—	(h)	$1,172,681	(i)
Value of Perquisites and Benefits
Accrued Vacation	$37,833	$37,833			N/A		$37,833		$37,833
Health Care	N/A	N/A			N/A		$29,211		$58,422

Total	$37,833	$1,239,858		$	N/A		$1,255,314		$3,344,991

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2014, and are based on our closing stock price as of December 31, 2014 ($13.23).
(c)	As an employee, Ms. Maggio participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Upon death, disability or upon or within 24 months after CIC and termination without Cause or Constructive Termination, vesting of all outstanding RSU grants (44,480) is accelerated.
(e)	Upon termination without Cause or Constructive Termination, vesting of RSU grants scheduled to vest within the one-year period following such termination (23,675) is accelerated.
(f)	Upon death or disability, to receive a pro-rated PS award based on length of participation in PSP. Such award to be paid when awards are paid under plan. At target, for the PS award granted February 26, 2013, such pro-rated award equals 33,681 PSs equivalent to $445,600 based on closing stock price of ($13.23) on December 31, 2014 and for the PS award granted February 25, 2014, such pro-rated award equals 12,695 PSs equivalent to $167,955 based on a closing stock price of $13.23 on December 31, 2014.
(g)	In the event of a CIC without termination, PSs provide for a truncated performance period ending immediately prior to the CIC; however, such PSs continue to vest and otherwise paid when awards are paid under plan. At target, PSs 88,638 shares are equivalent to $1,172,681 based on closing stock price of ($13.23) on December 31, 2014. The value of the PSs at maximum 141,821 shares based on the December 31, 2014 closing stock price ($13.23) is $1,876,292.
(h)	Upon termination without Cause or Constructive Termination, to receive a pro-rated PS award for PS award scheduled to be earned within the one-year period following such termination; however, such PS award is to be paid when awards are paid under the plan. At target, pro-rated PS award equals 33,681 PSs equivalent to $445,600 based on closing stock price ($13.23) on December 31, 2014.
(i)	In the event of a CIC with termination without Cause or Constructive Termination, PSs provide for a truncated performance period ending immediately prior to CIC and vest at such time. At target, PSs (88,638 shares) are equivalent to $1,172,681 based on a closing stock price of $13.23 on December 31, 2014. The value of PSs at maximum (141,821 shares) based on December 31, 2014 closing stock price of $13.23 is $1,876,292.

Stephen M. Briggs Termination of Employment

On May 5, 2014, Stephen M. Briggs and the Company mutually agreed that Mr. Briggs’ employment as Senior Vice President and Chief Accounting Officer of the Company would terminate effective June 30, 2014. In connection with Mr. Briggs’ separation, the Company and Mr. Briggs entered into a Separation Agreement, dated May 5, 2014, pursuant to which, among other things, (i) Mr. Briggs received a lump sum cash payment of $505,448, (ii) the vesting of 11,802 restricted stock units granted pursuant to the 2004 Incentive Plan and held by Mr. Briggs was accelerated as of June 30, 2014, and (iii) an aggregate of 38,941 performance shares granted pursuant to the 2004 Incentive Plan and held by Mr. Briggs remained eligible for vesting based on the Company’s performance through several performance periods ending December 31, 2014, 2015 and 2016. The Separation Agreement contained customary releases and covenants, including covenants relating to non-disparagement and confidentiality.

Risk Management and Our Compensation Policies and Practices for All Employees

The compensation committee reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The compensation committee noted several design features of our compensation programs for all employees that reduce the likelihood of excessive risk-taking including: balanced mix of cash and equity and annual and longer-term incentives and the broad discretion retained by the compensation committee in determining compensation.

2014 Director Compensation Table

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2014 (Mr. Gellein does not receive any separate compensation for his service as a director):

Name (a)	Fees Earned or Paid In Cash(1) ($) (b)		Stock Awards(1)(3) ($) (c)	Option Awards ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert P. Bowen	$105,000		$90,002	—	—	—	—	$195,002
Kenneth Fisher	$23,548		$90,002	—	—	—	—	$113,550
James A. Jeffs	$102,500		$90,002	—	—	—	—	$192,502
David W. Johnson	$66,354		$90,002	—	—	—	—	$156,356
Richard D. Kincaid	$85,000		$90,002	—	—	—	—	$175,002
Sir David M.C. Michels	$82,500		$90,002	—	—	—	—	$172,502
William A. Prezant	$90,000		$90,002	—	—	—	—	$180,002
Eugene F. Reilly	$82,500		$90,002	—	—	—	—	$172,502
Sheli Z. Rosenberg	$87,740	(2)	$90,002	—	—	—	—	$177,742

(1)	The compensation program for our Board is as follows:

CASH FEES
Board Member Retainer	$60,000
Lead Independent Director Retainer	$20,000
Chairman of the Audit Committee	$35,000
Audit Committee Member Retainer	$12,500
Chairman of the Compensation Committee	$30,000
Compensation Committee Member Retainer	$12,500
Chairman of the Corporate Governance and Nominating Committee	$17,500
Corporate Governance and Nominating Committee Member Retainer	$10,000
EQUITY COMPENSATION
Annual Equity Grant	$90,000

In 2015, our compensation program for our Board was modified to increase the annual equity award for our Lead Independent Director to $115,000.

(2)	Ms. Rosenberg elected to defer cash compensation earned for Board service into stock units on the basis of the fair market value of a share of our common stock at the time such compensation would have otherwise been paid.
(3)	The annual equity grant of $90,000 is subject to a one-year vesting schedule; subject to accelerated vesting upon death, disability or related to a change-in-control.

PROPOSAL 2

APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

At Strategic’s 2011 annual stockholders’ meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. Our Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. Therefore, in accordance with that policy and pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs.

As described in detail under the heading “Compensation Discussion and Analysis,” our NEO compensation programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for, among other things, the achievement of annual, long-term and strategic goals. Our NEOs are also aligned with our stockholders because a meaningful portion of their compensation is comprised of equity-based incentives and performance-based awards tied to our stock price or total stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 22 for additional details about the compensation programs and the compensation of our NEOs. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding, advisory vote, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. The Board and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required to approve, on an advisory, non-binding basis, the compensation of our NEOs.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Deloitte & Touche LLP, which has been our independent audit firm since 2002, has been appointed by our audit committee as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and our audit committee has further directed that the appointment of such independent registered public accounting firm be submitted for ratification by the stockholders at the annual meeting. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent registered public accounting firms and their clients. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our charter or otherwise. However, our Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Board or audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Board or audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Firm Fees

Aggregate fees we were billed for the fiscal years ended December 31, 2014 and 2013 by our principal accounting firm, Deloitte & Touche LLP, were as follows (in thousands of dollars):

	2014	2013
Audit fees(a)	$1,483	$1,629
Audit-related fees(b)	110	0

Total audit and audit-related fees	1,593	1,629
Tax fees(c)	436	446
All other fees(d)	2	2

Total	$2,031	$2,077

(a)	Audit fees include amounts billed to us related to the audit of our consolidated financial statements, reviews of our quarterly financial statements and audits of our subsidiaries required by statute or otherwise.
(b)	Audit-related fees billed to us during 2014 related to equity offering services.
(c)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance, preparation and review of federal, state and local tax returns, and tax fees related to REIT tax matters.
(d)	Other fees include amounts billed to us for use of Deloitte’s accounting research database.

The audit committee of our Board was advised of the services provided by our independent registered public accounting firm that are unrelated to the audit of the annual fiscal year-end financial statements and the review of interim financial statements, has considered whether the provision of these services is compatible with maintaining our independent registered public accounting firm’s independence, and has determined such services for fiscal year 2014 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee of our Board is responsible for appointing, setting compensation for, and overseeing the work of, our independent registered public accounting firm. The audit committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services.

In addition, pursuant to the policy, we will not retain our independent registered public accounting firm for non-audit services, other than those specifically listed in the policy, unless (i) in the opinion of our senior management, our independent accountants possess unique knowledge or technical expertise that is superior to that of other potential providers, (ii) the approval of the chairman of the audit committee and our CFO are obtained prior to the retention and (iii) the retention will not impair the independence of our independent registered public accounting firm.

The audit committee has delegated authority to pre-approve all audit and non-audit services to the chairman of the audit committee, provided such services do not, in the aggregate, exceed $100,000 in any quarter. The chairman shall report any pre-approval decisions promptly to the audit committee no later than its next quarterly meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent registered public accounting firm were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Report of the Audit Committee

The audit committee of our Board of Directors carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of both our internal audit consultants and our independent registered public accounting firm, Deloitte & Touche LLP (Deloitte or Independent Accountants). The audit committee is composed of five members and operates under a written charter adopted by our Board. The charter can be viewed on our website at www.strategichotels.com. The audit committee has the sole authority and responsibility to select, evaluate and, if appropriate, replace the Independent Accountants. The audit committee also is actively involved in oversight of risks that could affect us. The audit committee members are independent within the meaning of the applicable New York Stock Exchange (NYSE) listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). Our Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Jeffs, Johnson, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The audit committee met eight times during fiscal year 2014 and did not act by unanimous written consent in performing any of its functions.

Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and the financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Deloitte performs an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issues a report thereon. In addition, it performs an independent audit of our internal control over financial reporting, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issues a report thereon. The audit committee’s responsibility is to monitor and oversee these functions.

The audit committee has met and held discussions with management and Deloitte with respect to our consolidated financial statements for fiscal year 2014 and related matters. Management advised the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the audit committee has reviewed and discussed the audited consolidated financial statements with management and Deloitte. Deloitte presented to and reviewed with the audit committee all the matters as required under the provisions of the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communication with Audit Committees). Our Independent Accountants also provided to the audit committee the written disclosures and the letter required by the PCAOB regarding Deloitte’s independence. In that connection, the audit committee discussed with representatives of Deloitte their views as to Deloitte’s independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte.

In addition to the preceding, the audit committee regularly met separately, in executive session, with representatives of Deloitte, the vice president of internal audit, with management, and by itself with no one else present except the committee members and other independent board members. In those executive sessions, the audit committee considered such things as the responsiveness of Deloitte, its staffing continuity and their understanding of our business and industry and the inherent risks therein. Before reengaging the Independent Accountants the audit committee considered matters such as the nature, findings and remedial actions taken in response to PCAOB reviews of Deloitte’s audits; the length of time the Independent Accountants have been engaged; their experience, integrity, independence and objectivity; the quality and candor of the Independent Accountants’ ongoing discussions with the audit committee; the past performance of the lead audit partner and the audit team; and the relative value and quality of services received for fees paid. The committee’s executive sessions with internal audit included such things as reviewing and approving the proposed annual scope and related budget for internal audit activities, and discussing the findings of the internal audits of the Company’s hotels, its corporate internal control systems, cybersecurity risks and the adequacy of internal audit staffing levels. The audit committee obtained management’s views regarding the Independent Accountants’ responsiveness and objectivity, and the value for fees paid.

In accordance with SEC rules and Deloitte’s policies, 2014 completed the five years that our lead audit partner is permitted to serve in that role. The process for selection of the new lead audit partner included meetings between the chair of our audit committee and representatives of Deloitte to discuss, among other things, the experience and industry knowledge of the new lead audit partner. After the candidate for this position was identified by Deloitte, he met with members of senior management and was interviewed by the audit committee. Upon completion of that process, and in executive session, the audit committee concurred with his selection as the new lead audit partner.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent public accounting firm included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

Based on the audit committee’s considerations, discussions with management, internal audit and the independent public accounting firm as described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

Audit Committee

Robert P. Bowen (Chairman)

James A. Jeffs

David W. Johnson

Richard D. Kincaid

William A. Prezant

PROPOSAL 4

THE UNION’S PROPOSAL

Set forth below, as Proposal 4, is a stockholder proposal that we received for our 2015 annual meeting of stockholders.

UNITE HERE (the “Union”), the owner of 1,980 shares of our common stock, or approximately 0.0007% of the total shares outstanding on the record date, has submitted a non-binding stockholder proposal (the “Union’s Proposal”) discussed below. The text of the Union’s Proposal and supporting statement appear exactly as submitted to us by the Union. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the Union.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE UNION’S PROPOSAL.

The Union has submitted the following proposal:

Shareholder Proposal

RESOLVED, that shareholders of Strategic Hotels & Resorts (the “Company”) urge the Board to take all steps necessary under applicable law to cause the Company to opt out of Maryland’s Unsolicited Takeover Act (Title 3, subtitle 8 of the Maryland General Corporation Law, the “Act”), and to require a majority vote of shareholders before opting back into the Act.

Supporting Statement

This proposal urges the Board to initiate the actions required for the Company to opt out of provisions of Maryland’s Unsolicited Takeover Act (MUTA). The Act permits the Board, without shareholder approval, to implement various takeover defenses, such as classifying the board, expanding the size of board while filling new vacancies through the votes of directors only, and requiring a two-thirds vote for removal of a director. The statute essentially acts as a poison pill; these defenses, if implemented by the board, may adversely affect shareholder value by discouraging offers to acquire the Company that could be beneficial to shareholders.

With four leading lodging REITs incorporated in Maryland opting out of provisions of MUTA over the past two years, a new standard for shareholder rights is emerging in the sector. At two other lodging REITs, shareholder proposals to opt out of MUTA received the support of a majority of votes cast.

The US hotel industry has witnessed improved operating fundamentals for three consecutive years. Near the top of the previous cycle, nearly half of the publicly traded equity lodging REITs then in existence were bought out, often at substantial premiums for shareholders. For example:

•	In February 2006, Blackstone acquired Meristar REIT for a $10.45 per share consideration, 20% above the average trading price the day before the announcement.

•	Eagle Hospitality REIT was acquired by an Apollo affiliate for $13.36 per share, a 42% premium over share prices the eve of the announcement.

•	JER Realty acquired Highland Hospitality Corporation, a REIT, for $19.50 a share, a premium of approximately 15% over Highland’s three-month average closing share price.

Robust econometric data shows that anti-takeover statutes increase agency managerial cost and reduce shareholder wealth (Subramanian, 2002). Further, studies have shown that because they protect managers from removal, they reduce incentives for managers to operate as profitably as possible (Booth, 1988).

We urge shareholders to ask the board to protect shareholder value by similarly opting out of the Unsolicited Takeover Act, and vote FOR this proposal.

Company’s Statement in Opposition to the Union’s Proposal

Our Board has carefully considered the Union’s Proposal that we opt out of all provisions of the Maryland Unsolicited Takeover Act (the “Act”) and believes that it is not in the best interests of our Company or our stockholders for us to do so. Our Board unanimously urges you to vote AGAINST the Union’s Proposal because it believes that maintaining the Board’s ability to utilize some or all of the protections provided by the Act, if and only if future circumstances warrant, benefits us and our stockholders by enhancing our ability to defend the Company and the interests of our stockholders against an undesired takeover attempt and reducing the possibility that a third party could effect a sudden or surprise change of control of our Board through a proxy fight or consent solicitation to remove the board.

The Act makes available to Maryland corporations and real estate investment trusts, including the Company, various measures to resist an unsolicited takeover which boards may employ to protect or enhance shareholder value. The Act empowers our Board to adopt certain takeover defenses, force a potential acquirer to negotiate with the Board for the highest possible price and prevent a potential acquirer from simply packing the Board with its own nominees. The Board believes that such anti-takeover protections, or even the availability of them, may enhance stockholder value.

To support its proposal, the Union relies on articles written decades ago to argue that anti-takeover provisions harm shareholders. Contemporary studies in fact show that provisions like those in the Act may benefit companies and their shareholders, as discussed below:

•

By protecting a company from unsolicited takeovers, anti-takeover provisions allow management to focus on and facilitate long-term value creation. (Gary L. Caton and Jeremy Goh, “Corporate Governance, Shareholder Rights, and Shareholder Rights Plans: Poison, Placebo, or Prescription?” Journal of Financial and Quantitative Analysis (2008))

•

Anti-takeover provisions correlate positively with corporate innovation and long-term value creation. (Thomas J. Chemmanur and Xuan Tian, “Do Anti-Takeover Provisions Spur Corporate Innovation?” AFA 2012 Chicago Meetings Paper (2012))

•

Companies with strong anti-takeover provisions performed better than companies without such defenses, including higher returns for shareholders and profitability, among other indicia of corporate performance. (Lawrence D. Brown and Marcus L. Caylor, “The Correlation between Corporate Governance and Firm Performance” (2004))

•

Efforts by shareholder activists to repeal or consistently vote against anti-takeover provisions, as well as the increasing trend to create corporate governance metrics that punish companies for having anti-takeover provisions, are inconsistent with evidence which demonstrates that these provisions can benefit shareholders. (Miroslava Straska and Gregory Waller, “Do Antitakeover Provisions Harm Shareholders?” Journal of Corporate Finance (2010))

•

Public companies with higher quality managers generally have a greater number of anti-takeover provisions and achieve better operating and stock return performance compared to public companies with lower quality managers. (Thomas J. Chemmanur, Imants Paeglis and Karen Simonyan, “Management Quality and Antitakeover Provisions” Journal of Law and Economics (2011))

•

The fact that shareholders have a “revealed preference” for companies with anti-takeover provisions undermines the theory that such provisions necessarily reduce shareholder wealth. (Lynn A. Stout, “Do Antitakeover Defenses Decrease Shareholder Wealth? The Ex Post/Ex Ante Valuation Problem” Stanford Law Review (2002))

In addition, to support its proposal, the Union cites MeriStar Hospitality Corporation and Highland Hospitality Corporation as examples of real estate investment trusts acquired at substantial premiums. However, it is important to note that each of Meristar and Highland Hospitality had elected to be subject to certain provisions of the Act and neither had opted out of the Act prior to the time it was acquired. This reinforces our Board’s belief that the availability of the Act does not prevent business combinations determined to be in the best interests of a company, and may even be beneficial in maximizing stockholder value.

Our Board believes that retaining our flexibility to be subject to the provisions of the Act is important to protect the Company, and, in turn, the best interests of our stockholders, from an undesired takeover attempt. In the event that we ever become subject to an unsolicited takeover proposal, the provisions of the Act to which we could elect to be subject could provide the Company with valuable protection from a proposal that may be unfavorable to the long-term interests of our stockholders. The Act could provide the Board with the time and flexibility necessary to evaluate the adequacy and fairness of takeover proposals and consider alternative proposals to obtain the best result to maximize long-term stockholder value in the face of unsolicited takeover attempts by investors focusing on short-term financial gains. Indeed, the purpose of the Act was “to protect legitimate local interests against the abuses of hostile takeovers” by giving “a Maryland-based company the opportunity to have the time and flexibility it might need in responding to a hostile takeover attempt.”1 Such time and flexibility may be particularly important in certain situations, such as a lower share price occasioned by circumstances outside the Company’s control, such as a general market downturn that does not accurately reflect the intrinsic value of the Company. Further, the flexibility to opt in to these provisions under appropriate circumstances is particularly important in light of the Company’s stockholder-friendly governance policies. Moreover, the Act may enhance the Board’s leverage and deter coercive takeover tactics by encouraging third parties to negotiate proposed mergers with the Board. Studies have found that these types of provisions enhance a company’s bargaining power, which results in higher share premiums for selling stockholders (Robert Comment, G. William Schwert, “Poison or Placebo? Evidence on the Deterrence and Wealth Effects of Modern Antitakeover Measures,” Journal of Financial Economics (1995)).

A recent example illustrates the benefits that the anti-takeover measures offered by the Act can provide to stockholders. The Act permits the Company to classify the Board, a well-accepted feature of corporate governance, going back nearly 100 years, that enhances continuity and stability in a board’s business strategies and policies and encourages a long-term focus in the management of the business and affairs of the company. A classified board is one of the strongest protections against a hostile proxy contest since it slows the pace of a bidder by preventing it from replacing the entire board of directors in one election. One of the best recent examples of the benefits of a classified board is the attempted hostile acquisition of Airgas, Inc. by Air Products and Chemicals, Inc. Airgas had a classified board in place at the time of the initial offer by Air Products to acquire Airgas for $60 per share in November 2009, at a time when the Airgas stock was trading at approximately $45 per share. Airgas rejected the offer as grossly undervaluing the company, and by February 2010, Airgas was trading at over $62 per share. In May 2010, Air Products filed a proxy statement nominating three directors for election to the Airgas board, among other matters. Subsequently, Air Products raised its offer several times (it was $65.50 at the time of the annual meeting), which were all rejected by the Airgas board.

All three nominees of Air Products were elected to the Airgas board. However, since the board was classified, the remaining two-thirds of the directors who had previously rejected the Air Products offer remained on the Airgas board. In December 2010, Air Products raised its tender offer price to a “best and final” $70 per share and announced that the revised offer and withdrawal rights would expire at midnight January 14, 2011. After the Airgas independent directors hired a third independent financial advisor to evaluate the offer, the Airgas board again rejected it. The $70 per share offer was extended to February 15, 2011, at which time the

[1]	Letter from Abby Brandel, Legislative Officer, Governor’s Legislative Office, and Richard C. Mike Lewin, Secretary, Dep’t of Bus. & Econ. Dev., to Senate Judicial Proceedings Committee (Feb. 25, 1999); Letter from J. Joseph Curran, Jr., Attorney General, to the Honorable Walter M. Baker, Judicial Proceedings Committee Chairman, Senate, and the Honorable Michael Busch, Economic Matters Committee Chairman, House of Delegates (Feb. 24, 1999).

offer expired. On February 14, 2011, the Airgas stock was trading at $63.32 per share, and on February 16, 2011, the stock opened at $62.35 per share. Approximately one year after the “best and final” offer of $70 per share was initially made, the stock traded at over $78 and continued to climb, reaching as high as $118.75 in 2014. Without a classified board and the other defenses implemented, Airgas may have been acquired for a significantly lower amount than the Airgas board believed Airgas was worth and its subsequent stock price reflected (possibly as low as $60 per share). This example clearly demonstrates the benefits that the Act could provide to maximize long-term shareholder value in the context of an attempted hostile takeover by an acquirer focused on short-term interests.

The Union’s Proposal also would require a majority vote of the Company’s stockholders before opting back into the Act. As the Act recognizes, hostile takeover attempts occur suddenly and opportunistic buyers move quickly and frequently use coercive tactics, which require a board to act quickly to defend the best interests of the company and its stockholders. Requiring our Board to obtain stockholder approval prior to availing itself of the benefits of the Act is not practical, as arranging a shareholder meeting to consider the issue is unlikely to be accomplished in the period required to respond to an offer and may significantly reduce the Board’s ability and flexibility to maximize shareholder value. An election by our Board of the sort recommended by the Union would limit actions available to our Board and the Company to potentially maximize stockholder value to act in the best interests of the Company and its stockholders and may leave the Company and its stockholders exposed to potential abuses at the hands of a hostile suitor.

Furthermore, opting out of the Act, as proposed by the Union, would be of limited practical effect, since several of the governance measures offered by the Act are applicable to the Company by virtue of their inclusion in the Company’s charter or bylaws. An amendment to our charter could require a shareholder vote, which would come at considerable expense to the Company and distract from the Board and management’s focus on the ongoing operations of the Company. In addition, prohibiting the Company from opting in to the Act would be inconsistent with general corporate practices of Maryland public companies and may put the Company at a disadvantage to its peers.

In short, our Board believes that the Act may provide the Board with valuable tools to increase stockholder value in the event of a potential takeover, tools which will be unavailable if the Board opts out of the benefits of the Act as suggested by the Union. Our Board believes that our current corporate governance profile is already very stockholder-friendly. Over the past few years, we have substantially enhanced our corporate governance profile by, among other things, terminating a rights plan, adopting a director resignation policy and appointing a lead independent director.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE UNION’S PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto and other information obtained from our directors and officers and certain 10% stockholders or otherwise available to us, we believe that during the 2014 fiscal year our directors, officers and beneficial owners of more than 10% of our total outstanding common shares did not fail to file on a timely basis the reports required by Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2015, there were a total of 275,313,504 shares of our common stock issued and outstanding. The following table sets forth, as of March 31, 2015, certain information with respect to the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each director, director nominee and NEO; and

•	all of our directors and executive officers as a group.

Except as set forth below, such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
Directors and Executive Officers(2)
Raymond L. Gellein, Jr.	391,929	*
Robert P. Bowen	27,500	*
James A. Jeffs	0	*
David W. Johnson	0	*
Richard D. Kincaid	105,000	*
Sir David M.C. Michels	73,069	*
William A. Prezant(3)	35,000	*
Eugene F. Reilly	20,000	*
Sheli Z. Rosenberg	1,600	*
Paula C. Maggio	240,685	*
Richard J. Moreau	58,004	*
Diane M. Morefield	109,938	*
Stephen M. Briggs(4)	11,915	*
All directors and executive officers as a group (12 in group)	1,062,725	*
Other Stockholders
The Vanguard Group Inc.(5)	37,096,351	13.47%
Cohen & Steers, Inc.(6)	27,134,808	9.86%
Cascade Investment, L.L.C(7)	25,176,900	9.14%
BlackRock, Inc.(8)	21,111,041	7.67%
Vanguard Specialized Funds—Vanguard REIT Index Fund(9)	18,855,566	6.85%
CBRE Clarion Securities, LLC(10)	14,116,940	5.13%

*	Less than 1% of the issued and outstanding shares.

(1)	Does not include the following shares of common stock underlying RSUs: Mr. Bowen—67,315, Mr. Jeffs—74,210, Mr. Johnson—10,320, Mr. Kincaid—58,210, Sir David M.C. Michels—62,997, Mr. Prezant—72,733, Mr. Reilly—63,869 and Ms. Rosenberg—57,800. Does not include the shares of common stock underlying the following RSUs and PSs awarded to our NEOs:

	RSUs	PSs (at target)	Total
Raymond L. Gellein, Jr.	180,333	487,464	667,797
Diane M. Morefield	46,853	148,691	195,544
Richard J. Moreau*	67,342	235,049	302,391
Paula C. Maggio	40,549	128,723	169,272
Stephen M. Briggs	—	15,518	15,518

*	Of Mr. Moreau’s RSUs and PSs, 20,489 RSUs and 86,358 PSs are vested but deferred.

(2)	The address of each listed director and executive officer is c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.
(3)	Includes common stock held indirectly.
(4)	Mr. Briggs’ employment with the Company ended on June 30, 2014.
(5)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2015, by The Vanguard Group, Inc., or Vanguard. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard Schedule 13G/A, Vanguard reported sole voting power of 718,442 shares, shared voting power of 209,200 shares, sole dispositive power of 36,521,309 shares and shared dispositive power of 575,042 shares.
(6)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015, by (i) Cohen & Steers, Inc., (ii) Cohen & Steers Capital Management, Inc. and (iii) Cohen & Steers UK Limited, collectively, Cohen & Steers. Cohen & Steers’ address is 280 Park Avenue, 10th Floor, New York, NY 10017. In the Cohen & Steers Schedule 13G/A, Cohen & Steers reported beneficial ownership as follows: Cohen & Steers, Inc. reported sole voting power of 16,592,018 shares and sole dispositive power of 27,134,808 shares; Cohen & Steers Capital Management, Inc. reported sole voting power of 16,592,018 shares and sole dispositive power of 27,134,808 shares; and Cohen & Steers UK Limited reported sole voting power of 0 shares and sole dispositive power of 0 shares.
(7)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13D/A filed with the SEC on March 9, 2015, by (i) Cascade Investment, L.L.C. (address: 2365 Carillon Point, Kirkland, Washington 98033) and (ii) William H. Gates III, collectively, Cascade. In the Cascade 13D/A, each of Cascade Investment, L.L.C. and William H. Gates reported sole voting power and sole dispositive power of 25,176,900 shares.
(8)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on February 2, 2015, by BlackRock, Inc., or BlackRock. BlackRock’s address is 55 East 52nd Street, New York, NY 10022. In the BlackRock Schedule 13G, BlackRock reported sole voting power of 20,505,924 shares and sole dispositive power of 21,111,041 shares.
(9)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 6, 2015, by Vanguard Specialized Funds—Vanguard REIT Index Fund, or Vanguard REIT Fund. Vanguard REIT Fund’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard REIT Fund Schedule 13G/A, Vanguard REIT Fund reported sole voting power of 18,855,566 shares.
(10)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015, by CBRE Clarion Securities, LLC, or CBRE Clarion. CBRE Clarion’s address is 201 King of Prussia Road, Suite 600, Radnor, PA, 19087. In the CBRE Clarion Schedule 13G/A, CBRE Clarion reported sole voting power of 7,725,640 shares and sole dispositive power of 14,116,940 shares.

TRANSACTIONS WITH RELATED PERSONS

On December 12, 2013, certain direct and indirect wholly-owned subsidiaries of Strategic Hotel Funding, L.L.C., the operating company of Strategic, entered into a purchase and sale agreement with affiliates of Cascade Investment, L.L.C., or Cascade, pursuant to which the Company agreed to sell the Four Seasons Punta Mita Resort and an adjacent land parcel commonly referred to as La Solana in a negotiated transaction for $200 million subject to certain working capital adjustments, which we refer to as the Disposition. On February 28, 2014, the Disposition closed. Cascade beneficially owned approximately 6.4% of the Company’s common stock as of the closing date.

In August 2014, the Company entered into a month-to-month agreement with an affiliate of Cascade pursuant to which the Company provides advisory services for certain hotels not owned by the Company. Additionally, the Company had previously entered into a month-to-month agreement with an affiliate of Cascade to provide such services to a separate hotel not owned by the Company. The Company currently receives fees of $46,000 per month under these agreements.

Pursuant to our written code of business conduct and ethics regarding related party matters, without the approval of our audit committee, we will not and have not:

•

acquire from or sell to any of our directors, officers, employees or significant stockholders (i.e., holders of 5% of our outstanding stock) or any immediate family member (including a significant other) of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has, with other related persons, a collective interest of more than 5%, any assets or other property;

•

make any permissible loan to or borrow from any of our related persons, or any entity in which any of our related persons, is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated; or

•

engage in any other transaction, including a financial transaction, arrangement or relationship (or series of any of the forgoing) with any of our related persons, or any entity in which any of our related persons is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated.

Our audit committee reviews and approves all related person transactions.

ANNUAL REPORT

Upon written request, we will provide any stockholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

STOCKHOLDER PROPOSALS

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2016 annual meeting of stockholders, you must submit the proposal to our Secretary no later than December 12, 2015, in accordance with Rule 14a-8. In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2016 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business or nominee to our Secretary no earlier than November 12, 2015, and no later than 5:00 p.m. (Central Time), December 12, 2015, and otherwise comply with the advance notice and other provisions set forth in our bylaws, which currently includes, among other things, requirements as to stock ownership and the submission of specified information. For additional requirements, stockholders should refer to our bylaws, Article II, Section 11, a current copy of which may be obtained from our Secretary.

HOUSEHOLDING

We have adopted a procedure called “householding” under which we will deliver only one copy of our Notice to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. We will deliver promptly upon written or oral request a separate copy of the annual report, this proxy statement or the Notice to any stockholder at a shared address to which a single copy of either of those documents was delivered. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have also instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

200 W. MADISON STREET SUITE 1700 CHICAGO, IL 60606	AUTHORIZE A PROXY TO VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize a proxy to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE A PROXY TO VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2015. Have your proxy card in hand when you call and then follow the instructions.
AUTHORIZE A PROXY TO VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone authorization directs the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86768-P63471	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STRATEGIC HOTELS & RESORTS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 - ELECTION OF DIRECTORS:

	☐	☐	☐
Nominees:
01) Robert P. Bowen	06) Sir David M.C. Michels
02) Raymond L. Gellein, Jr.	07) William A. Prezant
03) James A. Jeffs	08) Eugene F. Reilly
04) David W. Johnson 05) Richard D. Kincaid	09) Sheli Z. Rosenberg
	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 - APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN OUR PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS.	☐	☐	☐	PROPOSAL 5 - TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4 - A NON-BINDING STOCKHOLDER PROPOSAL, IF PROPERLY PRESENTED AT THE MEETING.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2014 Annual Report with 10-K Wrap are available at www.proxyvote.com.

M86769-P63471

REVOCABLE PROXY OF HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATEGIC HOTELS & RESORTS, INC.

FOR USE ONLY AT THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2015 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing this proxy card, as the holder of common stock, par value $0.01 per share (the “Common Stock”), of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), you hereby appoint Raymond L. Gellein, Jr. and Paula C. Maggio, and each of them, with full powers of substitution, as proxies to attend the 2015 Annual Meeting of Stockholders of the Company to be held at the InterContinental Chicago Magnificent Mile, 505 North Michigan Avenue, Chicago, IL 60611 on Thursday, May 21, 2015 at 10:00 a.m. Central Time, or any postponement or adjournment thereof (the “Annual Meeting”), to cast on your behalf all votes that you are entitled to cast at the Annual Meeting and otherwise to represent you at the Annual Meeting with all powers possessed by you as if you were personally present at the Annual Meeting.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or a subsequent proxy should be sent to: Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary, so as to be delivered before the taking of the vote at the Annual Meeting. Returned proxy cards or proxies authorized by phone or Internet will be voted (1) as specified on the matters listed on the reverse side; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the meeting, or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side